Exhibit 10.1

EXECUTION VERSION

Loan Number: 1013670

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 25, 2026

by and among

PUBLIC STORAGE OPERATING COMPANY,

as Initial Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 13.5,

as Lenders,

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC., and

JPMORGAN CHASE BANK, N.A.,

as Joint Bookrunners,

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

THE BANK OF NOVA SCOTIA,

BNP PARIBAS SECURITIES CORP.,

SUMITOMO MITSUI BANKING CORPORATION,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC., and

PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent,

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A.,

as Syndication Agents,

and

THE BANK OF NOVA SCOTIA,

BNP PARIBAS SECURITIES CORP.,

SUMITOMO MITSUI BANKING CORPORATION,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.,

PNC BANK, NATIONAL ASSOCIATION,

TD BANK, N.A.,

ROYAL BANK OF CANADA,

THE HUNTINGTON NATIONAL BANK, and

US BANK NATIONAL ASSOCIATION,

as Documentation Agents

-i-

(continued)

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(continued)

-iii-

(continued)

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(continued)

Page
SCHEDULE I	Commitments
SCHEDULE 1.1	List of Loan Parties
SCHEDULE 2.4(l)	Existing Letters of Credit
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(g)	Existing Indebtedness

EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	[Intentionally Omitted]
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	[Intentionally Omitted]
EXHIBIT G	[Intentionally Omitted]
EXHIBIT H	Form of Disbursement Instruction Agreement
EXHIBIT I-1	Form of Revolving Note
EXHIBIT I-2	Form of Delayed Draw Term Loan Note
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Bid Rate Note
EXHIBIT L	Form of Bid Rate Quote Request
EXHIBIT M	Form of Bid Rate Quote
EXHIBIT N	Form of Bid Rate Quote Acceptance
EXHIBITS O-1
- O-4	Forms of U.S. Tax Compliance Certificates
EXHIBIT P	Form of Term Note

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THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 25, 2026, is by and among PUBLIC STORAGE OPERATING COMPANY, a real estate investment trust formed under the laws of the State of Maryland (the “Initial Borrower” and the Initial Borrower, together with each Qualified Borrower from time to time party hereto, each, a “Borrower” and collectively, the “Borrowers”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 13.5(d), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent (in such capacity, the “Agent”).

WHEREAS, certain of the Lenders and other financial institutions have made available to the Initial Borrower a revolving credit facility in the initial amount of $1,500,000,000 on the terms and conditions contained in that certain Third Amended and Restated Credit Agreement, dated as of June 12, 2023 (as at any time amended and as in effect immediately prior to the date hereof, the “Existing Credit Agreement”) by and among the Initial Borrower, the Lenders, the other financial institutions party thereto and the Agent; and

WHEREAS, the Agent and the Lenders desire to amend and restate the terms of the Existing Credit Agreement and to make available to the Borrowers (a) a revolving credit facility in the initial amount of $3,000,000,000, which may be increased to an aggregate amount (including the amount of the delayed draw term loan facility) of up to $5,000,000,000, and which will include a competitive bid loan subfacility and a $150,000,000 letter of credit subfacility, and (b) a delayed draw term loan facility in an aggregate principal amount of $500,000,000, in each case, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is amended and restated as follows:

ARTICLE I. DEFINITIONS

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Absolute Rate” has the meaning given that term in Section 2.2(c)(ii)(C).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.2.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1(b).

“Additional Term Loans” has the meaning given that term in Section 2.17.

“Adjusted EBITDA” means, with respect to the Guarantor for any period, EBITDA of the Guarantor and its Subsidiaries determined on a consolidated basis less the aggregate of all dividends or distributions paid or accrued by such Persons on any Preferred Stock of such Persons during such period plus, if during such period any of Shurgard Europe or any Subsidiary of Shurgard Europe is not a Subsidiary of the Guarantor, the amount of dividends or other distributions actually paid by each of the foregoing Persons that is not a Subsidiary to the Guarantor or any of its Subsidiaries during such period.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Agent in the form delivered by the Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means any Person (other than the Agent or any Lender) directly or indirectly controlling, controlled by, or under common control with, the Initial Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. In no event shall the Agent or any Lender be deemed to be an Affiliate of any Borrower.

“Agent” means Wells Fargo Bank, National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

“Agreement Date” means the date as of which this Agreement is dated.

“Alternative Currency” means each of (a) Euros, Sterling, Australian Dollars and Canadian Dollars, and (b) each other currency (other than Dollars) that is approved in accordance with Section 1.7; in each case, to the extent such currencies are readily available, freely transferable and convertible into Dollars and for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Lender for making Loans or any Issuing Bank for issuing Letters of Credit, as applicable, unless such authorization has been obtained and remains in full force and effect.

“Alternative Currency Commitment” means an amount equal to the aggregate amount of the Revolving Commitments.

“Alternative Currency Equivalent” means, subject to Section 1.5, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent of such amount thereof in the applicable Alternative Currency as determined by the Agent in its sole discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, as amended, and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Borrower or any member of the Borrowing Group is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	0.100%
2	0.100%
3	0.125%
4	0.150%
5	0.200%
6	0.250%
7	0.300%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee. The provisions of this definition shall be subject to Section 2.5(c).

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means, with respect to a particular Class and Type of Loans, the percentage set forth below corresponding to the Level (each a “Level”) into which the Initial Borrower’s (or, if applicable, Guarantor’s) Credit Rating then falls:

Level	Credit Rating	Applicable Margin for Revolving Loans that are SOFR Loans, Eurocurrency Rate Loans, Term CORRA Loans, or Daily Simple SONIA Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for Delayed Draw Term Loans that are SOFR Loans	Applicable Margin for Delayed Draw Term Loans that are Base Rate Loans
1	A+/A1 or higher	0.625%	0.00%	0.675%	0.00%
2	A/A2	0.650%	0.00%	0.700%	0.00%
3	A-/A3	0.675%	0.00%	0.750%	0.00%
4	BBB+/Baa1	0.725%	0.00%	0.800%	0.00%
5	BBB/Baa2	0.800%	0.00%	0.900%	0.00%
6	BBB-/Baa3	1.000%	0.00%	1.150%	0.15%
7	Lower than BBB-/Baa3	1.350%	0.35%	1.550%	0.55%

As of the Agreement Date, the Applicable Margin is determined based on Level 2. Any change in the Initial Borrower’s (or, if applicable, Guarantor’s) Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Agent of written notice delivered by the Initial Borrower in accordance with Section 9.4(a) that the Initial Borrower’s or Guarantor’s, as applicable, Credit Rating has changed; provided, however, that if the Initial Borrower has not delivered the notice required by such Section but the Agent becomes aware that the Initial Borrower’s (or, if applicable, Guarantor’s) Credit Rating has changed, then the Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Agent becomes aware that the Initial Borrower’s (or, if applicable, Guarantor’s) Credit Rating has changed.

During any period for which the Initial Borrower (or, if applicable, Guarantor) has received three Credit Ratings that are not equivalent, (a) if the difference among such Credit Ratings is one Level, the Applicable Margin shall be determined based on the Level corresponding to the highest of the Credit Ratings, and (b) if the difference among such Credit Ratings is two or more Levels, the Applicable Margin shall be determined based on the Level corresponding to the average of the two highest Credit Ratings (unless such average is not a recognized Level, in which case the Applicable Margin will be based on the Level corresponding to the second highest Credit Rating). During any period for which the Initial Borrower (or, if applicable, Guarantor) has received only two Credit Ratings and such Credit Ratings are not equivalent, (x) if the difference between such Credit Ratings is one Level, the Applicable Margin shall be determined based on the Level corresponding to the higher of the Credit Ratings, and (y) if the difference between such Credit Ratings is two or more Levels, the Applicable Margin shall be determined based on the Level corresponding to the Credit Rating that is one Level below the Level corresponding to the higher of the two Credit Ratings.

During any period for which the Initial Borrower (or, if applicable, Guarantor) has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the Initial Borrower (or, if applicable, Guarantor) has (a) not received a Credit Rating from any Rating Agency or (b) received a Credit Rating from only one Rating Agency that is neither S&P nor Moody’s, then the Applicable Margin shall be determined based on Level 7. The provisions of this definition shall be subject to Section 2.5(c).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Jurisdiction” means each of Canada, Australia, and the United Kingdom, in each case, including any states, provinces or other similar local units therein; provided that, at the time of any Subsidiary from an Approved Jurisdiction being designated as a Qualified Borrower by the Initial Borrower, (a) neither the Agent nor any Lender shall be prohibited by Applicable Law or generally applicable internal policy (including as a result of any political risk associated with such Approved Jurisdiction at such time) from having a Person from such jurisdiction becoming a Qualified Borrower, and (b) the Agent shall have determined, in its reasonable good faith discretion, that (i) at such time, the Applicable Law in such jurisdiction does not materially and adversely affect the amount and enforceability of the Obligations to be incurred by a Person organized in such Approved Jurisdiction, and (ii) there has not been any material and adverse change since the Agreement Date in any political risk associated with such jurisdiction.

“Assignee” has the meaning given that term in Section 13.5(d).

“Assignee Lender” has the meaning given that term in Section 2.1(e).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Assignor Lender” has the meaning given that term in Section 2.1(e).

“Australian Dollar” means the lawful currency of Australia.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.2(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus one half of one percent (0.50%) and (c) Term SOFR for a one-month tenor in effect on such day plus one percent (1.0%); each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable); provided, however, that if the Base Rate determined as provided above would be less than one percent (1.0%), then the Base Rate shall be deemed to be one percent (1.0%).

“Base Rate Loan” means a Revolving Loan bearing interest at a rate based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning given that term in the definition of “Term SOFR”.

“Benchmark” means, initially, with respect to (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, Daily Simple SOFR and the Term SOFR Reference Rate, as applicable; provided that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR or the Term SOFR Reference Rate, as applicable, or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(b)(i), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, Term CORRA; provided that if a Benchmark Transition Event has occurred with respect to Term CORRA or the then-current Benchmark for Canadian Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(b)(i), (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, Daily Simple SONIA; provided that if a Benchmark Transition Event has occurred with respect to such Daily Simple SONIA or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(b)(i), and (d) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros or Australian Dollars, EURIBOR or BBSY, respectively; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR or BBSY, as applicable, or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Initial Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor (if applicable), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Initial Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark for any Currency:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable)of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(b) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Bid Rate Borrowing” has the meaning given that term in Section 2.2(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.2(f).

“Bid Rate Note” means a promissory note of the applicable Borrower substantially in the form of Exhibit K, payable to a Lender as originally in effect and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.2(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.2(b).

“BofA Securities” means BofA Securities, Inc.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include each Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.5(c).

“Borrower Merger Amendment” has the meaning given that term in Section 10.5(iii).

“Borrowing Group” means, wherever located, (a) each Borrower, (b) any Affiliate or Subsidiary thereof, (c) each other Loan Party, and (d) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through (c) with respect to the Obligations, this Agreement or any of the other Loan Documents.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in San Francisco, California and New York, New York, are open for the conduct of their commercial banking business. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Canadian Dollar” means the lawful currency of Canada.

“Capitalization Rate” means 6.00%.

“Capitalized Lease Obligation” means, subject to Section 1.2, obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

“Capitalized Property Value” means, with respect to any Property, (a) Property EBITDA with respect to such Property for the four (4) consecutive fiscal quarters most recently ended divided by (b) the Capitalization Rate.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Banks and the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and the applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year after the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, maturing within one year after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from S&P and Moody’s (or, if at any time either of the foregoing shall not be rating such obligations, then from such other nationally recognized rating services acceptable to the Agent) and not listed for possible down-grade in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by any Loan Party or any of their respective Affiliates, maturing no more than one year after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Agent); (d) domestic certificates of deposit, time deposits and bankers’ acceptances which mature within one year after the date of acquisition thereof; (e) overnight securities, repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of Securities or debt instruments issued, in each case, by (i) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $250,000,000 or (ii) any Lender; and (f) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (e) above.

“Change of Control” means the occurrence of any of the following events: (a) during any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Guarantor (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Guarantor was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Guarantor then in office; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than any Excluded Shareholder, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the then outstanding voting stock of the Guarantor; or (c) the Guarantor shall cease to own, directly or indirectly, at least a majority of the Equity Interests of any Borrower having the power to vote on matters relating to the management of such Borrower.

“Class” means, when used in reference to (a) any Loan, whether such Loan is a Revolving Loan, a Bid Rate Loan, a Delayed Draw Term Loan, or a Loan or Loans of another class established pursuant to Section 2.17 or Section 13.6(f); (b) any Commitment, whether such Commitment is a Revolving Commitment, a Delayed Draw Term Loan Commitment or a commitment of another class established pursuant to Section 2.17 or Section 13.6(f); and (c) any Lender, whether such Lender has a Loan or Commitment of a particular Class.

“Commitment” means, individually or collectively, as the context may require, a Revolving Commitment and a Delayed Draw Term Loan Commitment.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.4 and other technical, administrative or operational matters) that the Agent decides, in consultation with the Initial Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent, in consultation with the Initial Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Continue”, “Continuation” and “Continued” each refers to the continuation of (a) a Term SOFR Loan, Eurocurrency Rate Loan or Term CORRA Loan from one Interest Period to another Interest Period, or (b) a Daily Simple SOFR Loan or Daily Simple SONIA Loan as a Daily Simple SOFR Loan or Daily Simple SONIA Loan, as applicable, in each case, pursuant to Section 2.10.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Revolving Loan of one Type into a Revolving Loan of another Type pursuant to Section 2.11 or 5.2(b).

“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average, as administered by the Term CORRA Administrator.

“Covered Party” has the meaning given that term in Section 13.24(a).

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan and (b) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“Credit Rating” means the rating assigned and published by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Currencies” means Dollars and each Alternative Currency, and “Currency” means any of such Currencies.

“Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (ii) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, further, that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (b) the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the applicable Borrower.

“Daily Simple SOFR Loan” means any Loan bearing interest at a rate based on Daily Simple SOFR.

“Daily Simple SONIA” means, for any day, a rate per annum equal to SONIA for the day that is five (5) Business Days prior to such day, as such rate appears on the SONIA Administrator’s Website; provided that if such day is not a Business Day, Daily Simple SONIA for such day shall be SONIA for the Business Day immediately preceding such day. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the applicable Borrower. If Daily Simple SONIA as so determined shall ever be less than the Floor, then Daily Simple SONIA shall be deemed to be the Floor.

“Daily Simple SONIA Loan” means any Revolving Loan bearing interest at a rate based on Daily Simple SONIA.

“Debtor Relief Laws” means the Bankruptcy Code of 1978, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Debt Service Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness made by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness).

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.10(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Initial Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Initial Borrower, the Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Initial Borrower, to confirm in writing to the Agent and the Initial Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Initial Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.10(f)) upon delivery of written notice of such determination to the Initial Borrower, the Issuing Banks and each Lender.

“Delayed Draw Term Loans” means delayed draw term loans made by the Delayed Draw Term Loan Lenders to the Initial Borrower pursuant to Section 2.3.

“Delayed Draw Term Loan Availability Period” means the period from and including the Effective Date through the earliest of (a) the date upon which the aggregate Delayed Draw Term Loan Commitments are fully advanced pursuant to Section 2.3, (b) December 22, 2026, and (c) the date of termination in full of the Delayed Draw Term Loan Commitments in accordance with the terms hereof.

“Delayed Draw Term Loan Commitment” means, with respect to each Delayed Draw Term Loan Lender, the commitment of such Delayed Draw Term Loan Lender to make Delayed Draw Term Loans in an amount up to, but not exceeding, the amount set forth opposite such Delayed Draw Term Loan Lender’s name on Schedule I as such Lender’s “Delayed Draw Term Loan Commitment Amount”, or as set forth in any applicable Assignment and Assumption, or as the same may be increased or reduced as appropriate to reflect any assignments to or by such Delayed Draw Term Loan Lender effected in accordance with Section 13.5, and as the same may be reduced from time to time pursuant to Section 2.13.

“Delayed Draw Term Loan Commitment Percentage” means, as to each Delayed Draw Term Loan Lender with a Delayed Draw Term Loan Commitment, the ratio, expressed as a percentage, of (a) the amount of such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment to (b) the aggregate amount of the Delayed Draw Term Loan Commitments of all Delayed Draw Term Loan Lenders; provided, however, that if at the time of determination the Delayed Draw Term Loan Commitments have been terminated or been reduced to zero, the “Delayed Draw Term Loan Commitment Percentage” of each Delayed Draw Term Loan Lender with a Delayed Draw Term Loan Commitment shall be the “Delayed Draw Term Loan Commitment Percentage” of such Delayed Draw Term Loan Lender in effect immediately prior to such termination or reduction.

“Delayed Draw Term Loan Lender” means a Lender holding a Delayed Draw Term Loan Commitment or a Delayed Draw Term Loan.

“Delayed Draw Term Loan Maturity Date” means June 25, 2031.

“Delayed Draw Term Loan Note” has the meaning given that term in Section 2.12.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

“Development Property” means a Property currently under development on which the improvements have not been completed, or a Property where development has been completed as evidenced by a certificate of occupancy for the entire Property for the 30 month period following the issuance of such certificate of occupancy (provided that the Initial Borrower may at its option elect to remove a Property from the category of Development Properties prior to the completion of the 30 month period, but any such Property may not be reclassified as a Development Property). The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Initial Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit H to be executed and delivered by the Initial Borrower pursuant to Section 6.1(a)(xi), as the same may be amended, restated or modified from time to time with the prior written approval of the Agent.

“Documentation Agents” means each of The Bank of Nova Scotia, BNP Paribas Securities Corp., Sumitomo Mitsui Banking Corporation, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, TD Bank, N.A., Royal Bank of Canada, The Huntington National Bank, and US Bank National Association.

“Dollar Equivalent” means, subject to Section 1.5, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars as determined by the Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Alternative Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to any Person for any period and without duplication: (a) net earnings (loss) of such Person for such period (including the Ownership Share in net earnings or net loss of Unconsolidated Affiliates) excluding the impact of the following amounts with respect to any Person and the Unconsolidated Affiliates (but only to the extent included in determining net earnings (loss) for such period): (i) depreciation and amortization expense and other non-cash charges of such Person for such period; (ii) interest expense of such Person for such period; (iii) income tax expense of such Person in respect of such period; (iv) extraordinary, nonrecurring or unusual gains and losses of such Person for such period, including without limitation, gains and losses from non-recurring severance payments, early extinguishment or restructuring of debt (including prepayment premiums), acquisition costs, reorganization costs, from the sale of assets, write-offs and forgiveness of debt; (v) foreign currency translation gains or losses, (vi) non-controlling interests, and (vii) distributions or other allocations of income to holders of Preferred Stock; minus (b) the Reserve for Replacements, and minus (c) if during such period any of Shurgard Europe or any Subsidiary of Shurgard Europe is not a Subsidiary of the Initial Borrower, the impact on EBITDA of each of the foregoing Persons that is not a Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1(a) shall have been fulfilled or waived in writing by the Agent.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, or the District of Columbia, and having total assets in excess of $5,000,000,000; or (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000; provided that such bank is acting through a branch or agency located in the United States of America. If such Person is not currently a Lender, such Person’s senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s, or the equivalent or higher of either such rating by another Rating Agency acceptable to the Agent.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is owned in fee simple, or leased under a Ground Lease, by the Initial Borrower or a Subsidiary; (b) regardless of whether such Property is owned in fee simple or leased under a Ground Lease by the Initial Borrower or a Subsidiary, the Initial Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Initial Borrower or such Subsidiary, as applicable and (ii) to sell, transfer or otherwise dispose of such Property; (c) neither such Property, nor if such Property is owned or leased under a Ground Lease by a Subsidiary, any of the Initial Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens (excluding Permitted Liens under clause (f) of the definition thereof) or (ii) any Negative Pledge except Permitted Negative Pledge Provisions; (d) such Property is free of all major structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which, collectively, are not material to the profitable operation of the Property; and (e) the Subsidiary which owns or leases such Property is not obligated in respect of any Recourse Indebtedness (except to the extent such Recourse Indebtedness consists solely of obligations under a Ground Lease affecting such Property).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Forward Contract” means a forward equity contract entered into by the Initial Borrower and/or Guarantor, on the one hand, and a Person that is not the Guarantor, the Initial Borrower or a Subsidiary of the Guarantor, on the other hand, with respect to common Equity Interests of the Guarantor.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Initial Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Initial Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Erroneous Payment” has the meaning given that term in Section 12.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning given that term in Section 12.11(d).

“Erroneous Payment Impacted Class” has the meaning given that term in Section 12.11(d).

“Erroneous Payment Return Deficiency” has the meaning given that term in Section 12.11(d).

“ESG” has the meaning given that term in Section 2.19(a).

“ESG Amendment” has the meaning given that term in Section 2.19(a).

“ESG Pricing Provisions” has the meaning given that term in Section 2.19(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” means the single currency of the Participating Member States.

“Eurocurrency Banking Day” means, (a) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day, and (b) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Australian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Melbourne; provided that for purposes of notice requirements in Sections 2.1(b), 2.8 and 5.2, in each case, such day is also a Business Day.

“Eurocurrency Rate” means, for any Eurocurrency Rate Loan for any Interest Period: (a) denominated in Euros, the greater of (i) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Agent, for a period comparable to the applicable Interest Period, at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) the Floor; (b) denominated in Australian Dollars, the greater of (i) the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”) as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time), for a period comparable to the applicable Interest Period, at approximately 10:30 a.m. (Melbourne time) on the applicable Rate Determination Date and (ii) the Floor; and (c) if applicable and approved by the Agent and the Lenders pursuant to Section 1.7, denominated in any other Currency (other than a Currency referenced in clauses (a) and (b) above, Canadian Dollars, Sterling or Dollars), the rate designated with respect to such Currency at the time such Currency is approved by the Agent and the Lenders pursuant to Section 1.7.

“Eurocurrency Rate Loan” means any Revolving Loan bearing interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with all rules and regulations issued thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the applicable Borrower under Section 5.6) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(g) and (d) any withholding Taxes imposed under FATCA.

“Excluded Shareholder” means (a) any Hughes Family Member and (b) any Person eligible to file a statement on Schedule 13G pursuant to Rule 13d-1(b)(1) of the Exchange Act.

“Existing Credit Agreement” has the meaning given that term in the Recitals of this Agreement.

“Existing Letters of Credit” has the meaning given that term in Section 2.4(l).

“Extended Commitment” means any Class of Commitments the maturity of which shall have been extended pursuant to Section 13.6(f).

“Extended Letter of Credit” has the meaning given that term in Section 2.4(b).

“Extended Revolving Loans” means any Revolving Loans made pursuant to the Extended Commitments.

“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 13.6(f).

“Extension” has the meaning given that term in Section 13.6(f)(i).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Agent and the Initial Borrower, be in the form an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, the Agent and, to the extent required by Section 13.6(f), the Issuing Banks, implementing an Extension in accordance with Section 13.6(f).

“Extension Fees” has the meaning given that term in Section 3.6(c).

“Extension Offer” has the meaning given that term in Section 13.6(f)(i).

“Extension Option” has the meaning given that term in Section 2.14.

“Extension Request” has the meaning given that term in Section 2.14.

“Fair Market Value” means, (a) with respect to a security listed (or an unlisted convertible security that is convertible into a security listed) on NASDAQ or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other asset, book value (determined in accordance with GAAP).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention owning Governmental Authorities and implementing such sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Fee Letters” means, collectively, (a) that certain fee letter, dated as of May 29, 2026, by and among the Initial Borrower, Wells Fargo, and Wells Fargo Securities, LLC, (b) that certain fee letter, dated as of June 24, 2026, by and among the Initial Borrower, Bank of America, and BofA Securities, Inc., and (c) that certain fee letter, dated as of May 29, 2026, by and between the Initial Borrower and JPMorgan Chase Bank, N.A.

“Fees” means the fees and commissions provided for or referred to in Section 3.6 and any other fees payable by any Borrower hereunder or under any other Loan Document.

“First Extension Option” has the meaning given that term in Section 2.14.

“Floor” means a rate of interest equal to zero percent (0.0%) per annum.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to each Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities attributable to such Issuing Bank other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Obligation” has the meaning given that term in Section 13.5(k).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Granting Lender” has the meaning given that term in Section 13.5(k).

“Gross Asset Value” means, at a given time, the sum (without duplication) of (a) Capitalized Property Value attributable to all Properties of the Guarantor and its Subsidiaries determined on a consolidated basis, excluding Capitalized Property Value attributable to Properties acquired or disposed of by the Guarantor or such Subsidiary during the immediately preceding four consecutive fiscal quarters of the Guarantor and Development Properties), plus (b) Unrestricted Cash, plus (c) the current undepreciated book value of Development Properties and all Unimproved Land; plus (d) with respect to each Unconsolidated Affiliate of the Guarantor, the Guarantor’s respective Ownership Share of (i) the Capitalized Property Value attributable to Properties of each such Unconsolidated Affiliate and (ii) the current book values of all real property of each such Unconsolidated Affiliate upon which construction is in progress, plus (e) either (i) the purchase price paid by the Guarantor or any Subsidiary (less any amounts paid to the Guarantor or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Property acquired by the Guarantor or such Subsidiary during the immediately preceding four consecutive fiscal quarters of the Guarantor or (ii) at the Guarantor’s option with respect to Properties acquired by the Guarantor or such Subsidiary during the immediately preceding four fiscal quarters of the Guarantor (but only so long as the Guarantor or such Subsidiary has owned such Property for at least two fiscal quarters), the New Property Capitalized Property Value attributable to such Properties, plus (f) the contractual purchase price of Properties of the Guarantor and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Indebtedness of the Guarantor, plus (g) the value (determined in accordance with GAAP) of all promissory notes payable solely to the Guarantor, the Initial Borrower or any of their Subsidiaries (excluding any such note where (i) the obligor is more than 30 days past due with respect to any payment obligation or is the subject of a bankruptcy proceeding or other proceeding, event or condition of the types referred to in Section 11.1(e) or (f) or (ii) the obligor is an Affiliate of the Initial Borrower (other than Shurgard Europe, or a Subsidiary of Shurgard Europe so long as any such note issued by any of Shurgard Europe or a Subsidiary of Shurgard Europe matures within six months of issuance), plus (h) the Fair Market Value of all Marketable Securities owned by the Guarantor, the Initial Borrower and any of their Subsidiaries, plus (i) the aggregate positive amount of net cash proceeds that would be due to the Guarantor and/or Initial Borrower from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by the delivery of Guarantor’s common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (x) the Guarantor or the counterparty would not reasonably be expected for any reason to be able to fulfill its obligations thereunder or (y) the Guarantor no longer intends to issue shares sufficient to realize such proceeds, plus (j) all other assets of the Guarantor, the Initial Borrower and any of their Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP). To the extent that more than 35.0% of Gross Asset Value would be attributable to assets valued under clauses (c), (g) and (j) above, such excess shall be excluded. In addition, to the extent more than 15.0% of the Gross Asset Value would be attributable to the aggregate of (x) the current book value of Unimproved Land and (y) the value attributable to the assets referenced in clauses (g) and (j) above, such excess shall be excluded. To the extent that more than 50.0% of Gross Asset Value would be attributable to assets valued under clause (d) above, such excess shall be excluded. For the avoidance of doubt, the value of the Equity Interests of Shurgard Europe or any Subsidiary of Shurgard Europe owned by the Guarantor and its Subsidiaries that constitute Marketable Securities shall be determined under clause (a) of the definition of Fair Market Value. The Initial Borrower shall have the option to include Capitalized Property Value under clause (a) above from Properties that are otherwise subject to valuation under clause (e) above; provided, however, that if such election is made, any value attributable to such Properties under clause (e) above shall be excluded from the determination of the amount under clause (e). Notwithstanding the foregoing, if, and for so long as, the Guarantor or Initial Borrower maintains a long-term senior unsecured debt rating of “A-” or “A3” or better assigned by two of S&P, Moody’s, or Fitch, the contribution limitations to Gross Asset Value for the foregoing specified categories referenced herein shall not apply. Further, notwithstanding the foregoing, a Property held by a “qualified intermediary” or an “exchange accommodation titleholder” on behalf of the Guarantor, any of its Subsidiaries or any Unconsolidated Affiliate pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Internal Revenue Code, shall be included in the calculation of Gross Asset Value as if it were owned by the Guarantor, such Subsidiary or such Unconsolidated Affiliate. The Gross Asset Value of the applicable assets owned by the Guarantor’s Subsidiaries that are not Wholly Owned Subsidiaries shall be considered only to the extent of the Initial Borrower’s Ownership Share therein.

“Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (including renewal options exercisable at lessee’s sole option) of 25 years or more from the Agreement Date or, in the case of a shorter term, the leasehold interest of the Initial Borrower or applicable Subsidiary therein reverts to a fee interest of the Initial Borrower or such Subsidiary without requirement that the Initial Borrower or such Subsidiary pay any consideration for such reversion other than consideration that is nominal or reasonably estimated by the Initial Borrower to be less than twenty percent (20%) of the Fair Market Value of such Property, as confirmed by the Agent; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights.

“Guarantor” means Public Storage, a real estate investment trust formed under the laws of the State of Maryland.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Parent Guaranty.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hughes Family Member” means any of the following: (a) B. Wayne Hughes, his spouse, his children (natural or adopted) and the children (natural or adopted) of his children; or (b) any foundation, trust, partnership, corporation or other Person controlled by any of the individuals referred to in clause (a).

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) to the extent the same would be recorded as a liability on the balance sheet of such Person in accordance with GAAP, all obligations of such Person for the deferred purchase price of property or services (other than trade debt, accruals or bank drafts incurred in the ordinary course of business); (c) to the extent the same would be recorded as a liability on the balance sheet of such Person in accordance with GAAP, all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered (other than trade debt, accruals or bank drafts arising in the ordinary course of business); (d) Capitalized Lease Obligations of such Person; (e) all reimbursement obligations (contingent or otherwise) of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (f) all Off Balance Sheet Liabilities of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) [intentionally omitted]; (i) net obligations under any Derivative Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness in an amount equal to the Derivatives Termination Value thereof; and (j) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person (except for Nonrecourse Indebtedness Guarantees) or (ii) is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any property of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation (valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (A) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (B) the Fair Market Value of such property or assets).

“Indemnifiable Amounts” has the meaning given that term in Section 12.7.

“Indemnified Party” has the meaning given that term in Section 13.9(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnity Proceeding” has the meaning given that term in Section 13.9(a).

“Information Materials” has the meaning given that term in Section 9.6.

“Initial Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Initial Borrower’s permitted successors and assigns.

“Intellectual Property” has the meaning given that term in Section 7.1(s).

“Interest Expense” means, with respect to a Person and for any period, without duplication, (a) all paid, accrued or capitalized interest expense (including, without limitation, capitalized interest expense (other than (x) capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes and (y) non–cash amortization of debt discounts and deferred loan costs) and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a) such Person’s Ownership Share of all paid, accrued or capitalized interest expense for such period of Unconsolidated Affiliates of such Person (other than any such interest expense paid or payable by Unconsolidated Affiliates to such Person).

“Interest Payment Date” means (a) as to any Base Rate Loan, Daily Simple SOFR Loan or Daily Simple SONIA Loan, the last Business Day of each calendar month and the Revolving Termination Date, and (b) as to any Eurocurrency Rate Loan, Term CORRA Loan, Term SOFR Loan or Bid Rate Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Revolving Termination Date.

“Interest Period” means, (i) as to any Eurocurrency Rate Loan, Term CORRA Loan or Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan, Term CORRA or Loan Term SOFR Loan, as applicable, and ending on the date one (1), three (3), or (except with respect to any Term CORRA Loan) six (6) months thereafter, in each case as selected by the applicable Borrower in its Notice of Borrowing, Notice of Conversion or Notice of Continuation, as applicable, and subject to availability and (ii) as to any Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than seven (7) nor more than one hundred eighty (180) days thereafter, as the applicable Borrower may select as provided in Section 2.2(b); provided that:

(a) as to any Eurocurrency Rate Loan, Term CORRA Loan or Term SOFR Loan, as applicable, the Interest Period shall commence on the date of advance of or conversion to any Eurocurrency Rate Loan, Term CORRA Loan or Term SOFR Loan, as applicable, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Revolving Termination Date; and

(e) no tenor that has been removed from this definition pursuant to Section 5.2(b)(iv) shall be available for specification in any Notice of Borrowing, Notice of Conversion or Notice of Continuation.

Notwithstanding the foregoing: (i) if any Interest Period for a Class of Loans would otherwise end after the Termination Date for such Class of Loans, such Interest Period shall end on the Termination Date for such Class of Loans; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment or option to make an Investment in any other Person shall constitute an Investment. Cash Equivalents shall not constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount or value of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB- or higher by S&P, Baa3 or higher by Moody’s, or the equivalent or higher of either such rating by another Rating Agency.

“Issuing Bank” means each of Wells Fargo, Bank of America and JPMC, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.4, or any successor issuer of Letters of Credit hereunder.

“Joint Bookrunners” means each of WFS, BofA Securities and JPMC.

“Joint Lead Arrangers” means each of WFS, BofA Securities, JPMC, The Bank of Nova Scotia, BNP Paribas Securities Corp., Sumitomo Mitsui Banking Corporation, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., and PNC Capital Markets LLC.

“JPMC” means JPMorgan Chase Bank, N.A.

“KPIs” has the meaning given that term in Section 2.19(a).

“Latest Revolving Termination Date” has the meaning given that term in Section 2.14.

“L/C Commitment Amount” has the meaning given to that term in Section 2.4(a).

“Lender” means each financial institution from time to time party hereto as a “Lender” together with its respective successors and assigns.

“Lender Parties” has the meaning given that term in Section 13.2.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender in such Lender’s Administrative Questionnaire or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.4(a).

“Letter of Credit Collateral Account” means a special interest bearing deposit account maintained by the Agent for the benefit of the Agent, the Issuing Banks and the Lenders and under the sole dominion and control of the Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the applicable Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than a Lender in its capacity as an Issuing Bank of a Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4(i) in the related Letter of Credit, and the Lender that is the Issuing Bank of such Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in such Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender that is the Issuing Bank of such Letter of Credit) of their participation interests under such Section.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting Capitalized Lease Obligations pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means, individually or collectively, as the context may require, a Revolving Loan, a Delayed Draw Term Loan, a Term Loan and a Bid Rate Loan.

“Loan Document” means this Agreement, each Note, each Letter of Credit Document, each Fee Letter, the Parent Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each Borrower, the Guarantor and each Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1 sets forth the Loan Parties other than the Borrowers as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of any such event shall be subject to the prior payment in full of the Obligations and the termination of the Commitments and the termination or Cash Collateralization of all outstanding Letters of Credit), pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the latest Termination Date.

“Marketable Securities” means: (a) common or preferred Equity Interests of Persons located in, and formed under the laws of, any State of the United States of America or the District of Columbia, which Equity Interests are subject to price quotations (quoted at least daily) on The NASDAQ Stock Market’s National Market System or have trading privileges on the New York Stock Exchange, the NYSE American or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange; (b) convertible securities which can be converted at any time into common or preferred Equity Interests of the type described in the immediately preceding clause (a); (c) securities evidencing Indebtedness issued by Persons located in, and formed under the laws of, any State of the United States of America or the District of Columbia, which Persons have a Credit Rating of BBB- or Baa3 or better and (d) the Equity Interests of Shurgard Group to the extent such Equity Interests are subject to price quotations on an exchange referenced in clause (a) above.

“Material Adverse Effect” means a material adverse effect resulting from any circumstance or series of circumstances or events, of whatever nature (but excluding general economic conditions) on (a) the ability of the Borrowers and the other Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents, (b) the validity or enforceability of any of the Loan Documents, and (c) the rights and remedies of the Lenders, the Issuing Banks and the Agent under any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which any Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect.

“Material Indebtedness” has the meaning given that term in Section 11.1(d)(i).

“Material Subsidiary” means any Subsidiary to which $1,000,000,000 or more of Gross Asset Value is attributable on an individual basis.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“New Property Capitalized Property Value” means, with respect to any Property which has been owned by the Initial Borrower or a Subsidiary for less than four consecutive fiscal quarters but for more than two full consecutive fiscal quarters, (a) Property EBITDA with respect to such Property for the number of full fiscal quarters most recently ended for which the Initial Borrower or such Subsidiary has owned such Property, annualized, divided by (b) the Capitalization Rate.

“Non-Domestic Property” means a Property located outside a state of the United States of America or the District of Columbia.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, prohibited transfers, failure to pay taxes, non-compliance with “separateness covenants,” environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability that are either customary in non-recourse financings for real estate or are approved by the Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Nonrecourse Indebtedness Guarantees” means Guarantees in respect of Nonrecourse Indebtedness where liability of the guarantor is limited to customary exceptions for fraud, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, non-compliance with “separateness covenants,” voluntary bankruptcy, collusive involuntary bankruptcy and other exceptions to nonrecourse liability that are either customary in non-recourse financings for real estate or are approved by the Agent.

“Note” means, individually or collectively, as the context may require, a Revolving Note, a Delayed Draw Term Loan Note, a Term Note or a Bid Rate Note.

“Notice of Borrowing” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.1(b) or Section 2.3(b), as applicable, evidencing the applicable Borrower’s request for a borrowing of Loans.

“Notice of Continuation” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.10 evidencing the applicable Borrower’s request for the Continuation of a SOFR Loan.

“Notice of Conversion” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.11 evidencing the applicable Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of each Borrower and each other Loan Party owing to the Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants paying rent pursuant to binding leases as to which no default exists to (b) the aggregate net rentable square footage of such Property.

“Off Balance Sheet Liabilities” means, with respect to any Person, (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease or (ii) does not (and is not required to pursuant to GAAP) appear as a liability on the balance sheet of such Person.

“Original Revolving Termination Date” means June 25, 2030.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Material Indebtedness” has the meaning given that term in Section 11.1(d)(iii).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 9.4(l), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent Guaranty” means the Amended and Restated Guaranty, dated as of the Agreement Date, executed and delivered by the Guarantor in favor of the Agent.

“Participant” has the meaning given that term in Section 13.5(c).

“Participant Register” has the meaning given that term in Section 13.5(c).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Recipient” has the meaning given that term in Section 12.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Periodic Term SOFR Determination Day” has the meaning given that term in the definition of “Term SOFR”.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which in each case are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Issuing Banks and the Lenders; (f) Liens in favor of a Borrower or any other Wholly Owned Subsidiary securing Indebtedness owing by a Subsidiary to such Borrower or such Wholly Owned Subsidiary; and (g) to the extent constituting a Lien, any Permitted Negative Pledge Provision of the type described in clauses (b) and (c) of the definition thereof.

“Permitted Negative Pledge Provision” means (a) a Negative Pledge contained in any agreement evidencing unsecured Indebtedness which contains restrictions on encumbering assets that are substantially the same as the corresponding restrictions contained in the Loan Documents, (b) a Negative Pledge contained in any agreement related to assets or equity interests to be sold where such Negative Pledge relates only to such assets pending such sale or (c) any Permitted Transfer Restrictions.

“Permitted Transfer Restrictions” means reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements and Ground Leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Property, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, (a) in respect of any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional two percent (2.0%) per annum, and (b) with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Loans that are Base Rate Loans plus an additional two percent (2.0%) per annum.

“Preferred Stock” means, with respect to any Person, shares of capital stock of, or other equity interests in, such Person which are entitled to preference or priority over any other capital stock of, or other equity interest in, such Person in respect of the payment of dividends or distributions, or distribution of assets upon liquidation or both.

“Qualified Borrower” has the meaning given that term in Section 13.6(g).

“Qualified Borrower Joinder Agreement” has the meaning given that term in Section 13.6(g).

“Qualified Borrower Joinder Conditions” has the meaning given that term in Section 13.6(g).

“Qualified Borrower Joinder Effective Date” has the meaning given that term in Section 13.6(g).

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a)(i) the aggregate amount of such Lender’s Revolving Commitments and unfunded Delayed Draw Term Loan Commitments, plus (ii) the aggregate amount of such Lender’s outstanding Delayed Draw Term Loans to (b)(i) the aggregate amount of the Revolving Commitments and unfunded Delayed Draw Term Loan Commitments of all Lenders plus (ii) the aggregate principal amount of all outstanding Delayed Draw Term Loans; provided, however, that if at the time of determination the Revolving Commitments have been terminated or reduced to zero, the “Pro Rata Share” of each Lender in respect of the Revolving Commitments shall be the ratio, expressed as a percentage of (A) the sum of the aggregate principal amount of all outstanding Revolving Loans owing to such Lender as of such date to (B) the sum of the aggregate principal amount of all outstanding Revolving Loans. If at the time of determination the Commitments have been terminated or reduced to zero and there are no outstanding Loans, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans were outstanding.

“Property” means a parcel (or group of related parcels) of real property developed (or to be developed) for use as storage facility either as a mini-warehouse or combination mini-warehouse and central warehouse for container storage.

“Property EBITDA” means, with respect to a Property and for any period, (a) revenues received in the ordinary course from the operation of such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued by the Initial Borrower or a Subsidiary related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and other similar charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses and on site marketing expenses for such Property as of the end of such period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning given that term in Section 9.6.

“QFC Credit Support” has the meaning given that term in Section 13.24.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rate Determination Date” means, with respect to any Interest Period for any Eurocurrency Rate Loan, the date that is two (2) Eurocurrency Banking Days prior to the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Rating Agency” means S&P, Moody’s or Fitch, Inc. Other nationally recognized securities rating agencies selected by the Initial Borrower shall be “Rating Agencies” only upon written approval by the Agent.

“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” means, with respect to a Person, all Indebtedness of such Person that is not Nonrecourse Indebtedness.

“Register” has the meaning given that term in Section 13.5(e).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the FRB) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary: (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the applicable Borrower to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, trustees, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Requisite Delayed Draw Term Loan Lenders” means, as of any date, Delayed Draw Term Loan Lenders having more than 50% of the sum of (a) the aggregate amount of the unfunded Delayed Draw Term Loan Commitments then in effect, plus (b) the aggregate outstanding principal amount of all Delayed Draw Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) subject to clause (i) above, at all times when there are two or more unaffiliated Delayed Draw Term Loan Lenders (excluding Defaulting Lenders) party to this Agreement, the term “Requisite Delayed Draw Term Loan Lenders” shall in no event mean less than two unaffiliated Delayed Draw Term Loan Lenders.

“Requisite Lenders” means, as of any date, Lenders (which must include the Lender then acting as Agent) having more than 50% of the sum of (a) the aggregate amount of the Revolving Commitments (or, if the Revolving Commitments have been terminated or reduced to zero, the aggregate outstanding principal amount of Revolving Loans), plus (b) the aggregate amount of unfunded Delayed Draw Term Loan Commitments then in effect, plus (c) the aggregate outstanding principal amount of Delayed Draw Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) subject to clause (i) above, at all times when there are two or more unaffiliated Lenders (excluding Defaulting Lenders) party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two unaffiliated Lenders.

“Requisite Revolving Lenders” means, as of any date, Revolving Lenders having more than 50% of the aggregate amount of the Revolving Commitments (or, if the Revolving Commitments have been terminated or reduced to zero, the aggregate outstanding principal amount of Revolving Loans); provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and (b) subject to clause (a) above, at all times when there are two or more unaffiliated Revolving Lenders (excluding Defaulting Lenders) party to this Agreement, the term “Requisite Revolving Lenders” shall in no event mean less than two unaffiliated Revolving Lenders.

“Reserve for Replacements” means, for any period and with respect to any Property, an amount equal to (a) the aggregate net rentable square footage of all completed space of such Property times (b) $0.10 times (c) the number of days such Property was operated in such period divided by (d) 365. If the term Reserve for Replacements is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties and the applicable Ownership Shares with respect to all Properties of all Unconsolidated Affiliates.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revaluation Date” means, subject to Section 1.5, (a) with respect to any Revolving Loan denominated in an Alternative Currency, each of the following: (i) the date of the borrowing of such Revolving Loan but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Revolving Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Agent shall determine; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the stated amount of the Letter of Credit so issued on such date, (ii) each date of the borrowing (or deemed borrowing) of a Revolving Loan in respect of any unreimbursed portion of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, but only as to the stated amount of the unreimbursed amount of such Letter of Credit, and (iii) such additional dates as the Agent shall determine.

“Revolving Commitment” means, as to each Revolving Lender, such Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.1 and to issue (in the case of an Issuing Bank) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Sections 2.4(a) and 2.4(i), respectively, in an amount up to, but not exceeding (but in the case of an Issuing Bank, excluding the aggregate amount of participations in the Letters of Credit held by other Lenders) the amount set forth opposite such Revolving Lender’s name on Schedule I as such Lender’s “Revolving Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement or an agreement executed by a Person becoming a Revolving Lender in accordance with Section 2.17, as the same may be reduced from time to time pursuant to Section 2.13 and or otherwise pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Revolving Lender effected in accordance with Section 13.5 or increased as appropriate to reflect any increase effected in accordance with Section 2.17.

“Revolving Commitment Percentage” means, with respect to any Revolving Lender, the percentage obtained by dividing (a) the amount of such Revolving Lender’s Revolving Commitment by (b) the aggregate amount of Revolving Commitments of all the Revolving Lenders, or, if the Revolving Commitments have been terminated or reduced to zero, the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Revolving Credit Exposure” means, as to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Liabilities at such time.

“Revolving Lender” means a Lender in its capacity as the holder of a Revolving Commitment, or if the Revolving Commitments have terminated, in its capacity as the holder of any Revolving Loans.

“Revolving Loan” means a loan made by a Lender to a Borrower pursuant to Section 2.1(a).

“Revolving Note” has the meaning given that term in Section 2.12.

“Revolving Termination Date” means the Original Revolving Termination Date or such later date to which the Original Revolving Termination Date may be extended pursuant to Section 2.14.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or Executive Order, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, the United Kingdom, Global Affairs Canada, or any other governmental authority with jurisdiction over any Borrower or any member of the Borrowing Group.

“Sanctioned Target” means any target of Sanctions, including (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of or subject to Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of or subject to Sanctions, including vessels and aircraft, that are blocked under any Sanctions program.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Extension Option” has the meaning given that term in Section 2.14.

“Secured Indebtedness” means, with respect to any Person, (a) all Indebtedness of such Person that is secured in any manner by any Lien on any property plus (b) such Person’s Ownership Share of the Secured Indebtedness of any of such Person’s Unconsolidated Affiliates; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall not be deemed to be Secured Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Shurgard Europe” means Shurgard European Holdings LLC.

“Shurgard Group” means Shurgard Europe, Shurgard German Holdings LLC, a Delaware limited liability company, Shurgard Self Storage SA and any Subsidiary of Shurgard Europe, Shurgard German Holdings LLC or Shurgard Self Storage SA.

“Simple SOFR Rate Day” has the meaning given that term in the definition of “Daily Simple SOFR”.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at

http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Auction” means a solicitation of Bid Rate Quotes setting forth SOFR Margin Loans based on Term SOFR or Daily Simple SOFR, as applicable, pursuant to Section 2.2.

“SOFR Determination Day” has the meaning given that term in the definition of “Daily Simple SOFR”.

“SOFR Loan” means any Daily Simple SOFR Loan or Term SOFR Loan.

“SOFR Margin” has the meaning given to that term in Section 2.2(c)(ii)(D).

“SOFR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of Term SOFR or Daily Simple SOFR, as applicable, pursuant to a SOFR Auction.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets on a going concern basis (excluding any Indebtedness due from any Affiliate of such Person that does not have an Investment Grade Rating and the accounts of which are not consolidated with such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPC” has the meaning given that term in Section 13.5(k).

“Special Notice Currency” means, at any time, an Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America.

“Spot Rate” means, subject to Section 1.5, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Agent in accordance with the procedures generally used by the Agent for syndicated credit facilities in which it acts as administrative agent.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the Board of Trustees or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Notwithstanding the foregoing, no member of the Shurgard Group shall at any time constitute or be considered to be a Subsidiary of the Initial Borrower for any purpose of this Agreement so long as (a) any class of Equity Interests of the applicable holding company of the Shurgard Group is publicly traded and (b) such holding company is not a Wholly Owned Subsidiary of the Initial Borrower.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of 30.0% of total assets (exclusive of depreciation) at such time of the Initial Borrower and its Subsidiaries determined on a consolidated basis.

“Supported QFC” has the meaning given that term in Section 13.24.

“Sustainability Structuring Agent” means WFS.

“Syndication Agent” means each of Bank of America and JPMC.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the forward-looking term rate based on CORRA for a tenor comparable to the applicable Interest Period on the day that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided that if Term CORRA as so determined shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.

“Term CORRA Administrator” means the Bank of Canada (or any successor administrator of the Term CORRA Reference Rate).

“Term CORRA Loan” means any Revolving Loan bearing interest at a rate based on Term CORRA.

“Term Loan” means a loan made by a Term Loan Lender to a Borrower pursuant to Section 2.17.

“Term Loan Lender” means a Lender holding any Term Loan.

“Term Note” means a promissory note made by a Borrower in favor of a Term Lender evidencing the Term Loans, substantially in the form of Exhibit P.

“Term SOFR” means,

(a) for any calculation, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

If Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan, including any Bid Rate Loan, bearing interest at a rate based on Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means (a) with respect to the Revolving Loans and the Revolving Commitments, the Revolving Termination Date, (b) with respect to the Delayed Draw Term Loans and the Delayed Draw Term Loan Commitments, the Delayed Draw Term Loan Maturity Date and (c) with respect to any Class of Term Loans, the “Termination Date” specified for such Class of Term Loans in the Loan Documents establishing such Class of Term Loans.

“Titled Agent” has the meaning given to that term in Section 12.9(a).

“Total Indebtedness” means, at any time of determination and without duplication, (a) the Indebtedness of the Guarantor and its Subsidiaries on a consolidated basis plus (b) the Guarantor’s Ownership Share of the Indebtedness of the Guarantor’s Unconsolidated Affiliates.

“Type” with respect to any Revolving Loan, Delayed Draw Term Loan or Term Loan, refers to whether such Loan or portion thereof is a Daily Simple SOFR Loan, a Term SOFR Loan, a Base Rate Loan, a Eurocurrency Rate Loan, a Term CORRA Loan or a Daily Simple SONIA Loan, or in the case of a Bid Rate Loan only, an Absolute Rate Loan or a SOFR Margin Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person (other than Shurgard Europe and Subsidiaries of Shurgard Europe) in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset” means a promissory note or a Marketable Security which satisfies all of the following requirements: (a) such property is wholly owned by the Guarantor or a Subsidiary; and (b) neither such property, nor if such asset is owned by a Subsidiary, any of the Guarantor’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens of the types described in clauses (a), (b), and (e) of the definition thereof or (ii) any Negative Pledge (other than Permitted Negative Pledge Provisions of the types described in clauses (a) and (b) of the definition thereof).

“Unencumbered Asset Value” means, at a given time, the sum (without duplication) of (a) Capitalized Property Value for all Eligible Properties, excluding Capitalized Property Value attributable to Properties acquired by the Guarantor or such Subsidiary during the immediately preceding four consecutive fiscal quarters of the Guarantor and Development Properties, plus (b) Unrestricted Cash, plus (c) the current book value of Development Properties and all Unimproved Land that, in each case, constitute Eligible Properties, plus (d) either (i) the purchase price paid by the Guarantor or any Subsidiary (less any amounts paid to the Guarantor or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Eligible Property acquired by the Guarantor or such Subsidiary during the immediately preceding four consecutive fiscal quarters of the Guarantor, or (ii) at the Initial Borrower’s option with respect to Eligible Properties acquired by the Guarantor or such Subsidiary during the immediately preceding four fiscal quarters of the Initial Borrower (but only so long as the Guarantor or such Subsidiary has owned such Eligible Property for at least two fiscal quarters), the New Property Capitalized Property value attributable to such Eligible Property, plus (e) the contractual purchase price of Eligible Properties of the Guarantor and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Unsecured Indebtedness of the Guarantor and its Subsidiaries, plus (f) the value (determined in accordance with GAAP) of all promissory notes that are also Unencumbered Assets and payable solely to the Guarantor, the Initial Borrower or any of its Subsidiaries (excluding any such note where (i) the obligor is more than 30 days past due with respect to any payment obligation or is the subject of a bankruptcy proceeding or other proceeding, event or condition of the types referred to in Section 11.1(e) or (f) or (ii) the obligor is an Affiliate of the Initial Borrower (other than Shurgard Europe or a Subsidiary of Shurgard Europe, so long as any such note issued by any of Shurgard Europe or a Subsidiary of Shurgard Europe matures within six months of issuance), plus (g) the Fair Market Value of all Marketable Securities that are also Unencumbered Assets, plus (h) the aggregate positive amount of net cash proceeds that would be due to the Guarantor and/or Initial Borrower from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by the Guarantor’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (x) the Guarantor or the counterparty would not reasonably be expected for any reason to be able to fulfill its obligations thereunder or (y) the Guarantor no longer intends to issue shares sufficient to realize such proceeds. To the extent that the amount of Unencumbered Asset Value attributable to Equity Forward Contracts would constitute more than 7.5% of Unencumbered Asset Value, such excess shall be excluded. To the extent that the amount of Unencumbered Asset Value attributable to Properties leased pursuant to Ground Leases would constitute more than 10.0% of Unencumbered Asset Value, such excess shall be excluded. To the extent that the amount of Unencumbered Asset Value attributable to (x) the current book value of Unimproved Land and (y) the value attributable to the promissory note assets referenced in clause (f) above, would exceed 10.0% of Unencumbered Asset Value, such excess shall be excluded. To the extent that the amount of Unencumbered Asset Value attributable to Properties and Unimproved Land owned or leased by a non-Wholly Owned Subsidiary, together with the Unencumbered Asset Value attributable to each other specified category in the first three sentences of this paragraph, would collectively constitute more than 40.0% of Unencumbered Asset Value, such excess shall be excluded. Notwithstanding the foregoing, if, and for so long as, the Guarantor or Initial Borrower maintains a long-term senior unsecured debt rating of “A-” or “A3” or better assigned by two of S&P, Moody’s, or Fitch, the contribution limitations to Unencumbered Asset Value for the foregoing specified categories referenced herein shall not apply. For the avoidance of doubt, the value of the Equity Interests of Shurgard Europe or any Subsidiary of Shurgard Europe owned by the Guarantor and its Subsidiaries that constitute Marketable Securities shall be determined under clause (a) of the definition of Fair Market Value. The Initial Borrower shall have the option to include Capitalized Property Value under clause (a) above from Properties that are otherwise subject to valuation under clause (c) above; provided, however, that if such election is made, any value attributable to such Properties under clause (c) above shall be excluded from the determination of the amount under clause (c). Further, no Property or any of the other assets described in clauses (a) through (g) owned or held (or in the case of any Eligible Property subject to a Ground Lease, leased) by a Subsidiary shall be included in the calculation of Unencumbered Asset Value, if such Subsidiary has incurred, acquired or suffered to exist any Recourse Indebtedness (except to the extent such Recourse Indebtedness consists solely of obligations under a Ground Lease affecting such Property). Further, notwithstanding the foregoing, a Property held by a “qualified intermediary” or an “exchange accommodation titleholder” in connection with the acquisition (or possible disposition) of such Property by the Guarantor or any of its Subsidiaries pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Internal Revenue Code, that would otherwise constitute an Eligible Property, shall be included in the calculation of Unencumbered Asset Value as if it were owned by the Guarantor or such Subsidiary. The Unencumbered Asset Value of the applicable assets owned by the Guarantor’s Subsidiaries that are not Wholly Owned Subsidiaries shall be considered only to the extent of the Guarantor’s Ownership Share therein.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents held (without duplication) by the Guarantor and its Subsidiaries other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien or the disposition of which is restricted in any way that would prohibit the use thereof for the payment of Indebtedness; provided, however, that cash and Cash Equivalents from like-kind exchanges shall constitute Unrestricted Cash; provided, further, that Unrestricted Cash of the Guarantor’s Subsidiaries that are not Wholly Owned Subsidiaries shall be considered only to the extent of the Initial Borrower’s Ownership Share therein.

“Unsecured Indebtedness” means, with respect to any Person as of a given date, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that for purposes of notice requirements in Sections 2.1(b), 2.2(b), 2.2(c), 2.2(d), 2.2(e), 2.4(c), 2.8(a), 2.10, 2.11 and 2.13, in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning given that term in Section 13.24.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and permitted assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares or, in the case of a trust, trustees’ qualifying shares, or, in the case of a REIT, preferred shares issued to comply with Section 856(a)(5) of the Code) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. In the case of the Initial Borrower, the term “Wholly Owned Subsidiary” shall also include any Subsidiary of the Initial Borrower (a) of which the Initial Borrower owns or controls, directly, or indirectly through one or more other Subsidiaries, at least 95% of the equity securities or other ownership interests of such Subsidiary and (b) the remaining the equity securities or other ownership interests of such Subsidiary are owned by Hughes Family Members.

“WFS” means Wells Fargo Securities, LLC.

“Withholding Agent” means (a) each Borrower, (b) any other Loan Party and (c) the Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 General; References to San Francisco Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would impact the calculation of any financial covenant or other requirements set forth in any Loan Document, and either the Initial Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Initial Borrower shall negotiate in good faith to amend such financial covenant or other requirements to preserve the original intent thereof in light of such change in GAAP (any such amendment subject to the approval of the Requisite Lenders pursuant to Section 13.6); provided, further, that, until so amended, such financial covenant or other requirements shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the preceding sentence, the calculation of Indebtedness (x) shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other standards of the Financial Accounting Standards Board allowing entities to elect fair value option for financial liabilities and (y) shall be calculated without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842; provided, however, that upon the reasonable request of the Agent or any Lender the Initial Borrower shall provide to the Agent and the Lenders financial statements and other documents setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to any such adoption of changes in, or the application of, GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Initial Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Initial Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, (i) all references to time are references to San Francisco, California time, and (ii) if any date specified herein as the due date for a payment, notice or other deliverable is not a Business Day, such due date shall be extended to the next following Business Day.

Section 1.3 Rates.

The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, SOFR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.2(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Daily Simple SOFR, SOFR, Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain Daily Simple SOFR, SOFR, the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.4 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.5 Exchange Rates; Currency Equivalents.

(a) The Agent shall determine the Dollar Equivalent amount of each Revolving Loan and Letter of Credit denominated in Alternative Currencies as of each Revaluation Date. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Initial Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent.

(b) Wherever in this Agreement in connection with a borrowing, continuation or prepayment of a Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Agent.

(c) Notwithstanding the foregoing provisions of this Section 1.5 or any other provision of this Agreement, each Issuing Bank may compute the Dollar Equivalent of the maximum amount of each applicable Letter of Credit issued by such Issuing Bank by reference to exchange rates determined using any reasonable method customarily employed by such Issuing Bank for such purpose.

Section 1.6 Change of Currency.

(a) The obligation of the applicable Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the applicable offshore interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.7 Additional Alternative Currencies.

(a) The Initial Borrower may from time to time request that (i) Revolving Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency” and/or (ii) Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is (A) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and (B) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Lender for making Loans or any Issuing Bank for issuing Letters of Credit, as applicable, unless such authorization has been obtained and remains in full force and effect. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Agent and all of the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent, all of the Revolving Lenders and the applicable Issuing Bank.

(b) Any such request shall be made to the Agent not later than 11:00 a.m. Pacific time twenty (20) Business Days prior to the date of the desired extension of credit (or such other time or date as may be agreed by the Agent in its sole discretion). The Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender shall notify the Agent, not later than 11:00 a.m. Pacific time ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or issuance of Letters of Credit in such requested currency and the usage of such benchmark rate. Any failure by a Revolving Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Agent and all the Revolving Lenders consent to making Revolving Loans in such requested currency and the Agent and the Revolving Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Revolving Loans and, if applicable, the issuance of Letters of Credit. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.7, the Agent shall promptly so notify the applicable Borrower.

(c) In connection with any approved request for an Alternative Currency, the Agent in consultation with the Initial Borrower will have the right to make any technical, administrative or operational changes that the Agent decides may be appropriate to reflect the inclusion of such Alternative Currency and the adoption and implementation of the benchmark rate applicable thereto and to permit the administration thereof by the Agent from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

Section 1.8 Initial Borrower as Representative.

Each Borrower hereby designates the Initial Borrower (including, for all purposes of this Section 1.8, its permitted successors and assigns) as its representative and agent on its behalf for the purposes of issuing notices and delivering certificates hereunder, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Initial Borrower hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Initial Borrower as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to the Initial Borrower on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Initial Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE II. CREDIT FACILITIES

Section 2.1 Revolving Loans.

(a) Generally. Subject to the terms and conditions hereof, including without limitation, Section 2.18, during the period from the Effective Date to but excluding the Termination Date, each Revolving Lender severally and not jointly agrees to make Revolving Loans in Dollars or in one or more Alternative Currencies to any Borrower in an aggregate principal amount at any one time outstanding up to, but not to exceed, the amount of such Revolving Lender’s Revolving Commitment; provided that (a) the Revolving Credit Exposure of any Revolving Lender shall not at any time exceed such Revolving Lender’s Revolving Commitment, (b) the sum of the Dollar Equivalent of the total Revolving Credit Exposure denominated in Alternative Currencies, together with the total Revolving Credit Exposure denominated in Dollars, shall not exceed the Alternative Currency Commitment, and (c) notwithstanding anything herein to the contrary, a Qualified Borrower that is organized in Australia shall not request any Revolving Loan, and no Revolving Lender shall make any Revolving Loan available to any Qualified Borrower that is organized in Australia, that is denominated in a Currency other than Dollars or Australian Dollars. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Revolving Termination Date, any Borrower may borrow, repay and reborrow Revolving Loans hereunder.

(b) Requesting Revolving Loans. The applicable Borrower shall give the Agent notice pursuant to a Notice of Borrowing of each borrowing of Revolving Loans. Each such Notice of Borrowing shall be delivered to the Agent (i) in the case of Revolving Loans that are to be Term SOFR Loans or Term CORRA Loans, before 10:00 a.m. Pacific time on the date that is three (3) U.S. Government Securities Business Days prior to the proposed date of such borrowing, (ii) in the case of Revolving Loans that are to be Base Rate Loans or Daily Simple SOFR Loans, before 9:00 a.m. Pacific time on the proposed date of such borrowing, (iii) in the case of Revolving Loans that are to be Daily Simple SONIA Loans, before 9:00 a.m. Pacific time on the date that is five (5) Business Days prior to the proposed date of such borrowing, (iv) in the case of Revolving Loans that are to be Eurocurrency Rate Loans, before 9:00 a.m. Pacific time on the date that is four (4) Eurocurrency Banking Days prior to the proposed date of such borrowing (or five (5) Eurocurrency Banking Days in the case of a Special Notice Currency), and (v) notwithstanding the foregoing, in the case of any request for any borrowing of Revolving Loans by a Qualified Borrower that is organized in Australia, before 10:00 a.m. Pacific time on the date that is four (4) U.S. Government Securities Business Days prior to the proposed date of such borrowing. Each such Notice of Borrowing shall specify the Currency of such borrowing and whether such Revolving Loan is to be a Base Rate Loan, a Daily Simple SOFR Loan, a Term SOFR Loan, a Eurocurrency Rate Loan, a Term CORRA Loan or a Daily Simple SONIA Loan, and, in the case of a Eurocurrency Rate Loan, Term CORRA Loan or Term SOFR Loan, the duration of the Interest Period applicable thereto. If the applicable Borrower fails to specify the Currency of a Revolving Loan in a Notice of Borrowing, then the applicable Loans shall be made in Dollars. If the applicable Borrower fails to specify a type of Revolving Loan denominated in Dollars in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. The Agent will transmit by facsimile, electronic mail or other form of transmission each such Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Revolving Lender promptly upon receipt by the Agent. Each such Notice of Borrowing shall be irrevocable once given and binding on the applicable Borrower.

(c) Disbursements of Revolving Loan Proceeds. No later than (i) in the case of Revolving Loans that are to be Term SOFR Loans, 10:00 a.m. Pacific time, (ii) in the case of Revolving Loans that are to be Base Rate Loans or Daily Simple SOFR Loans, 12:00 p.m. Pacific time, and (iii) in the case of Revolving Loans denominated in an Alternative Currency, the Applicable Time specified by the Agent, in each case, on the date specified in the Notice of Borrowing, each Revolving Lender will make available for the account of its applicable Lending Office to the Agent, in immediately available funds in the applicable Currency, the proceeds of the Revolving Loan to be made by such Revolving Lender. With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Revolving Lender prior to the specified date of borrowing that such Revolving Lender does not intend to make available to the Agent the Revolving Loan to be made by such Revolving Lender on such date, the Agent may assume that such Revolving Lender will make the proceeds of such Revolving Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower the amount of such Revolving Loan to be provided by such Revolving Lender. Subject to satisfaction of the applicable conditions set forth in Article VI for such borrowing, the Agent will make the proceeds of such borrowing available to the applicable Borrower in the account specified in the Disbursement Instruction Agreement, no later than (i) in the case of Term SOFR Loans, 11:00 a.m. Pacific time, (ii) in the case of Base Rate Loans or Daily Simple SOFR Loans, 1:00 p.m. Pacific time and (iii) in the case of Loans denominated in an Alternative Currency, the Applicable Time specified by the Agent, in each case, on the date specified by the applicable Borrower in such Notice of Borrowing.

(d) Assumptions Regarding Funding by Revolving Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Revolving Lender that such Revolving Lender will not make available to the Agent a Revolving Loan to be made by such Revolving Lender in connection with any borrowing, the Agent may assume that such Revolving Lender will make the proceeds of such Revolving Loan available to the Agent in accordance with this Section, and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower the amount of such Revolving Loan to be provided by such Revolving Lender. In such event, if such Revolving Lender does not make available to the Agent the proceeds of such Revolving Loan, then such Revolving Lender and the applicable Borrower severally agree to pay to the Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the applicable Borrower but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Revolving Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Revolving Lender shall pay the amount of such interest to the Agent for the same or overlapping period, the Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Revolving Lender pays to the Agent the amount of such Revolving Loan, the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Revolving Lender.

(e) Commitment Reallocation. Simultaneously with the effectiveness of this Agreement, the “Commitments” (as defined in the Existing Credit Agreement) of each of the “Lenders” (as defined in the Existing Credit Agreement) as existing immediately prior to the Effective Date, shall be reallocated among the Revolving Lenders so that the Revolving Commitments are held by the Revolving Lenders as set forth on Schedule I attached hereto. To effect such reallocations each Revolving Lender who either had no “Commitment” under the Existing Credit Agreement immediately prior to the Effective Date or whose Revolving Commitment upon the effectiveness of this Agreement exceeds its “Commitment” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement (each, an “Assignee Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Revolving Commitments from the “Lenders” under the Existing Credit Agreement who will not have a Revolving Commitment on and as of the Effective Date or whose Revolving Commitments upon the effectiveness of this Agreement are less than their respective “Commitment” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement (each, an “Assignor Lender”), so that the Revolving Commitments of the Revolving Lenders will be held by the Revolving Lenders as set forth on Schedule I. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, an Assignment and Assumption without the payment of any related assignment fee, and, except for Revolving Notes to be provided to the Assignor Lenders and Assignee Revolving Lenders in the principal amount of their respective Revolving Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Lenders, the Assignee Lenders and the other Revolving Lenders shall make such cash settlements among themselves, through the Agent, as the Agent may direct (after giving effect to the making of any Revolving Loans to be made on the Effective Date and any netting transactions effected by the Agent) with respect to such reallocations and assignments so that the aggregate outstanding principal amount of Revolving Loans shall be held by the Revolving Lenders pro rata in accordance with the amount of the Revolving Commitments set forth on Schedule I.

Section 2.2 Bid Rate Loans.

(a) Bid Rate Loans. At any time during the period from the Effective Date to but excluding the Termination Date, and so long as the Initial Borrower (or, if applicable, the Guarantor) continues to maintain an Investment Grade Rating, any Borrower may, as set forth in this Section, request the Lenders to make offers to make Bid Rate Loans to such Borrower in Dollars. The Lenders may, but shall have no obligation to, make such offers and the applicable Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section. For the avoidance of doubt, Bid Rate Loans shall not be available in any Alternative Currency.

(b) Requests for Bid Rate Loans. When the applicable Borrower wishes to request from the Lenders offers to make Bid Rate Loans, it shall give the Agent notice of such request (each, a “Bid Rate Quote Request”) no later than 9:00 a.m. Pacific time on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction, and (y) the date four (4) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction. The Agent shall deliver to each Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Agent. The applicable Borrower may request offers to make Bid Rate Loans for up to 3 different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (each, a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit L and shall specify as to each Bid Rate Borrowing all of the following:

(i) the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof which shall not cause any of the limits specified in Section 2.18 to be violated;

(iii) whether the Bid Rate Quote Request is for SOFR Margin Loans or Absolute Rate Loans (and, if for SOFR Margin Loans, whether such Loans are to be based on Term SOFR or Daily Simple SOFR); and

(iv) the duration of the Interest Period applicable thereto, which shall not extend beyond the Termination Date.

The applicable Borrower shall not deliver any Bid Rate Quote Request within five Business Days of the giving of any other Bid Rate Quote Request and the applicable Borrower shall not deliver more than one Bid Rate Quote Request in any calendar month.

(c) Bid Rate Quotes.

(i) Each Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Initial Borrower’s request under Section 2.2(b) specified more than one Interest Period, such Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period. Each Bid Rate Quote must be submitted to the Agent not later than 8:30 a.m. Pacific time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction, and in either case the Agent shall disregard any Bid Rate Quote received after such time; provided that the Lender then acting as the Agent may submit a Bid Rate Quote only if it notifies the applicable Borrower of the terms of the offer contained therein not later than 30 minutes prior to the latest time by which the Lenders must submit applicable Bid Rate Quotes. Any Bid Rate Quote so made shall be irrevocable except with the consent of the Agent given at the request of the applicable Borrower. Such Bid Rate Loans may be funded by a Lender’s SPC (if any) as provided in Section 13.5(k); however, such Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such SPC.

(ii) Each Bid Rate Quote shall be substantially in the form of Exhibit M and shall specify:

(A) the proposed date of borrowing and the Interest Period therefor;

(B) the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Lender submits Bid Rate Quotes (x) may be greater or less than the Commitment of such Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided, further, that any Bid Rate Quote shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;

(C) in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest one-thousandth of one percent (0.001%)) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D) (D) in the case of a SOFR Auction, the margin above or below applicable Term SOFR or Daily Simple SOFR, as applicable (the “SOFR Margin”) offered for each such SOFR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest one-thousandth of one percent (0.001%)) to be added to (or subtracted from) the applicable Term SOFR or the Daily Simple SOFR, as applicable; and

(E) the identity of the quoting Lender.

Unless otherwise agreed by the Agent and the applicable Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the applicable Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d) Notification by Agent. The Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 9:30 a.m. Pacific time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction), notify the applicable Borrower of the terms (i) of any Bid Rate Quote submitted by a Lender that is in accordance with Section 2.2(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Agent’s notice to the Initial Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or SOFR Margins, as applicable, so offered by each Lender (identifying the Lender that made such Bid Rate Quote).

(e) Acceptance by Borrowers.

(i) Not later than 10:30 a.m. Pacific time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction, the applicable Borrower shall notify the Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.2(d) which notice shall be in the form of Exhibit N. In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the applicable Borrower to give such notice by such time shall constitute nonacceptance. The applicable Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(A) the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B) the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.2(b)(ii) and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.18 to be violated;

(C) acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or SOFR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D) any acceptance in part by the applicable Borrower shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and

(E) the applicable Borrower may not accept any Bid Rate Quote that fails to comply with Section 2.2(c) or otherwise fails to comply with the requirements of this Agreement.

(ii) If Bid Rate Quotes are made by two or more Lenders with the same Absolute Rates or SOFR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes are accepted shall be allocated by the Agent among such Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f) Obligation to Make Bid Rate Loans. The Agent shall promptly (and in any event not later than (x) 11:30 a.m. Pacific time on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing of SOFR Margin Loans) notify each Lender as to whose Bid Rate Quote has been accepted and the amount and rate thereof. A Lender who is notified that it has been selected to make a Bid Rate Loan may designate its SPC (if any) to fund such Bid Rate Loan on its behalf, as described in Section 13.5(k). Any SPC which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due. No Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no SPC shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 12:30 p.m. Pacific time on the date specified for the making of such Loan, make the amount of such Loan available to the Agent at its principal office in immediately available funds, for the account of the applicable Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the applicable Borrower not later than 1:30 p.m. Pacific time on such date by depositing the same, in immediately available funds, in an account of the applicable Borrower designated by such Borrower.

(g) No Effect on Commitment. Except for the purpose and to the extent expressly stated in Section 2.13 and 2.18, the amount of any Bid Rate Loan made by any Lender shall not constitute a utilization of such Lender’s Commitment.

Section 2.3 Delayed Draw Term Loans.

(a) Making of Delayed Draw Term Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.18, each Delayed Draw Term Loan Lender severally and not jointly agrees to make Delayed Draw Term Loans in Dollars to the Initial Borrower during the Delayed Draw Term Loan Availability Period in up to four (4) borrowings in an aggregate principal amount not exceeding the amount of such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment. Each borrowing of Delayed Draw Term Loans shall be in an aggregate minimum amount of $25,000,000 (or, if less, the aggregate amount of the unused Delayed Draw Term Loan Commitments). The aggregate Delayed Draw Term Loan Commitment of all Delayed Draw Term Loan Lenders shall automatically reduce immediately upon and in the principal amount of each Delayed Draw Term Loan made hereunder. Upon the expiration of the Delayed Draw Term Loan Availability Period, any unused Delayed Draw Term Loan Commitments shall automatically terminate. Amounts repaid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed. For the avoidance of doubt, Delayed Draw Term Loans shall not be available in any Alternative Currency.

(b) Requests for Delayed Draw Term Loans. (i) Not later than 10:00 a.m. Pacific time at least one (1) Business Day prior to a borrowing of Delayed Draw Term Loans that are to be Base Rate Loans or Daily Simple SOFR Loans, and (ii) not later than 10:00 a.m. Pacific time at least three (3) U.S. Government Securities Business Days prior to a borrowing of Delayed Draw Term Loans that are to be Term SOFR Loans, the Initial Borrower shall deliver to the Agent a Notice of Borrowing. Each such Notice of Borrowing shall specify the aggregate principal amount of the Delayed Draw Term Loans to be borrowed, the date such Delayed Draw Term Loans are to be borrowed (which must be a Business Day during the Delayed Draw Term Loan Availability Period), the use of the proceeds of such Delayed Draw Term Loans, the Type of the requested Delayed Draw Term Loans, and if such Delayed Draw Term Loans are to be Term SOFR Loans, the initial Interest Period for such Delayed Draw Term Loans. Each such Notice of Borrowing shall be irrevocable once given and binding on the Initial Borrower. Prior to delivering a Notice of Borrowing for Delayed Draw Term Loans, the Initial Borrower may (without specifying whether a Delayed Draw Term Loan will be a Base Rate Loan, Daily Simple SOFR Loan or a SOFR Loan) request that the Agent provide the Initial Borrower with the most recent Term SOFR for any given tenor available to the Agent. The Agent shall provide such quoted rate to the Initial Borrower on the date of such request or as soon as possible thereafter.

(c) Funding of Delayed Draw Term Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Agent shall notify each Delayed Draw Term Loan Lender of the proposed borrowing. Each such Lender shall deposit an amount equal to such Lender’s Delayed Draw Term Loan Commitment Percentage of the Delayed Draw Term Loans to be made to the Initial Borrower with the Agent at its principal office, in immediately available funds not later than 10:00 a.m. Pacific time on the date of such proposed Delayed Draw Term Loans. Subject to fulfillment of all applicable conditions set forth herein, the Agent shall make available to the Initial Borrower in the account specified in the Disbursement Instruction Agreement, not later than 1:00 p.m. Pacific time on the date of the requested borrowing of Delayed Draw Term Loans, the proceeds of such amounts received by the Agent.

(d) Assumptions Regarding Funding by Lenders. Unless the Agent shall have been notified by any Delayed Draw Term Loan Lender that such Delayed Draw Term Loan Lender will not make available to the Agent a Delayed Draw Term Loan to be made by such Delayed Draw Term Loan Lender in connection with any borrowing, the Agent may assume that such Delayed Draw Term Loan Lender will make the proceeds of such Delayed Draw Term Loan available to the Agent in accordance with this Section, and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Initial Borrower the amount of such Delayed Draw Term Loan to be provided by such Delayed Draw Term Loan Lender. In such event, if such Delayed Draw Term Loan Lender does not make available to the Agent the proceeds of such Delayed Draw Term Loan, then such Delayed Draw Term Loan Lender and the Initial Borrower severally agree to pay to the Agent on demand the amount of such Delayed Draw Term Loan with interest thereon, for each day from and including the date such Delayed Draw Term Loan is made available to the Initial Borrower but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Delayed Draw Term Loan Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Initial Borrower, the interest rate applicable to Base Rate Loans. If the Initial Borrower and such Delayed Draw Term Loan Lender shall pay the amount of such interest to the Agent for the same or overlapping period, the Agent shall promptly remit to the Initial Borrower the amount of such interest paid by the Initial Borrower for such period. If such Delayed Draw Term Loan Lender pays to the Agent the amount of such Delayed Draw Term Loan, the amount so paid shall constitute such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan included in the borrowing. Any payment by the Initial Borrower shall be without prejudice to any claim the Initial Borrower may have against a Delayed Draw Term Loan Lender that shall have failed to make available the proceeds of a Delayed Draw Term Loan to be made by such Delayed Draw Term Loan Lender.

Section 2.4 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.18, the Issuing Banks, on behalf of the Revolving Lenders, agree to issue for the account of any Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Termination Date, one or more letters of credit denominated in Dollars or any Alternative Currency (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $150,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided that (a) an Issuing Bank shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate Stated Amount of outstanding Letters of Credit issued by such Issuing Bank would exceed the lesser of (A) one-third of the L/C Commitment Amount and (B) the Revolving Commitment of such Issuing Bank in its capacity as a Revolving Lender hereunder, (ii) the aggregate amount of the outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments, (iii) the sum of the Dollar Equivalent of the total Revolving Credit Exposure denominated in Alternative Currencies, together with the total Revolving Credit Exposure denominated in Dollars, would exceed the Alternative Currency Commitment, or (iv) the Dollar Equivalent of the aggregate Stated Amount of outstanding Letters of Credit issued by such Issuing Bank would exceed the lesser of (A) one-third of the L/C Commitment Amount and (B) the Revolving Commitment of such Issuing Bank in its capacity as a Revolving Lender hereunder, and (b) notwithstanding anything herein to the contrary, a Qualified Borrower that is organized in Australia shall not request any Letter of Credit, and no Issuing Bank shall make any Letter of Credit available to any Qualified Borrower that is organized in Australia, that is denominated in a Currency other than Dollars or Australian Dollars.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the applicable Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Revolving Termination Date, (ii) any Letter of Credit have an initial duration in excess of one year, or (iii) any Letter of Credit contain an automatic renewal provision (other than renewal provisions which are automatic in the absence of a notice of non-renewal from the applicable Issuing Bank so long as any such renewal provision does not provide for a renewal period that extends beyond the date that is five (5) days prior to the Revolving Termination Date). Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the applicable Borrower delivers to the Agent for its benefit and the benefit of the Issuing Bank that issued such Letter of Credit and the Revolving Lenders no later than 30 days prior to the Revolving Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided that the obligations of the applicable Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the applicable Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 30 days prior to the Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit.

(c) Requests for Issuance of Letters of Credit. The applicable Borrower shall give the applicable Issuing Bank and the Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit (i) the requested initial Stated Amount, (ii) the proposed beneficiary, (iii) whether such Letter of Credit is to be a standby or commercial letter of credit, (iv) the requested expiration date, and (v) the requested Currency. The applicable Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the applicable Issuing Bank. Provided the applicable Borrower has given the notice prescribed by the first sentence of this subsection and delivered such application and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article VI, the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which the applicable Issuing Bank has received all of the items required to be delivered to it under this subsection. No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. References to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires and except for reductions of the Stated Amount of any outstanding Letters of Credit. Upon the written request of the applicable Borrower, the applicable Issuing Bank shall deliver to the applicable Borrower a copy of (i) any Letter of Credit proposed to be issued by such Issuing Bank hereunder prior to the issuance thereof and (ii) each issued Letter of Credit by such Issuing Bank within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by such Issuing Bank of any demand for payment under such Letter of Credit and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the applicable Borrower and the Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand. Each Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the applicable Issuing Bank for the amount of each demand for payment under such Letter of Credit issued by such Issuing Bank for the account of such Borrower at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation in respect of a Letter of Credit issued by such Issuing bank, such Issuing Bank shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of Section 2.4(i) such Revolving Lender’s Revolving Commitment Percentage of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the applicable Borrower shall advise the Agent and the applicable Issuing Bank whether or not such Borrower intends to borrow hereunder to finance its obligation to reimburse the applicable Issuing Bank for the amount of the related demand for payment and, if it does, such Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the applicable Borrower fails to so advise the Agent and such Issuing Bank, or if the applicable Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit issued by such Issuing Bank by the date of such payment (the failure of which the applicable Issuing Bank shall promptly notify the Agent), then (i) if the applicable conditions contained in Article VI would permit the making of Revolving Loans, the applicable Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Agent not later than 11:00 a.m. Pacific time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The amount limitations set forth in the second sentence of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f) Effect of Letters of Credit on Commitments. Upon the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the Stated Amount (or, if applicable, the Dollar Equivalent of such Stated Amount) of such Letter of Credit plus, without duplication, (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, each Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The applicable Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, the Agent or any of the Lenders shall be responsible (unless resulting from bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment) for, and Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or the Agent’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of bad faith, gross negligence or willful misconduct, shall not create against such Issuing Bank any liability to the applicable Borrower, the Agent, any other Issuing Bank or any Lender. In this connection, the obligation of the applicable Borrower to reimburse the applicable Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the applicable Borrower may have at any time against any Issuing Bank, the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the applicable Borrower, any Issuing Bank the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by an Issuing Bank under any Letter of Credit issued by it against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Initial Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9, but not in limitation of the Initial Borrower’s unconditional obligation to reimburse an Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of subsection (e) of this Section, the applicable Borrower shall have no obligation to indemnify the Agent, any Issuing Bank or any Lender in respect of any liability incurred by the Agent, such Issuing Bank or such Lender arising solely out of the bad faith, gross negligence or willful misconduct of the Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the applicable Borrower may have with respect to the bad faith, gross negligence or willful misconduct of the Agent, any Issuing Bank or any Lender with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by it shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto. In connection with any such amendment, supplement or other modification, the applicable Borrower shall pay the fees, if any, payable under the last sentence of Section 3.6(b).

(i) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the applicable Issuing Bank of any Letter of Credit (or in the case of Existing Letters of Credit, upon the Agreement Date) each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent in respect of any Letter of Credit for the account of an Issuing Bank pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of any Issuing Bank, the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the applicable Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the applicable Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and last sentences of Section 3.6(b)).

(j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Agent, for the account of the applicable Issuing Bank, on demand in immediately available funds the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by such Issuing Bank to the extent such amount is not reimbursed by the applicable Borrower pursuant to Section 2.4(d). Each Lender’s obligation to make such payments to the Agent under this subsection, and the Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of any Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(e) or 11.1(f) or (iv) the termination of the Commitments. Each such payment to the Agent for the account of any Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. Promptly following any change in any Letter of Credit outstanding, the applicable Issuing Bank shall deliver to the Agent, who shall promptly deliver the same to each Lender and the applicable Borrower a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank and outstanding at such time. Upon the request of any Lender from time to time, each Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit issued by such Issuing Bank and then outstanding. Other than as set forth in this subsection, the Issuing Banks shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.4(j).

(l) Existing Letters of Credit. The Borrowers, the Issuing Banks, the Agent and the Lenders agree that each of the letters of credit described on Schedule 2.4(l) (the “Existing Letters of Credit”) shall, from and after the Effective Date, be deemed to be a Letter of Credit issued under this Agreement and shall be subject to and governed by the terms and conditions of this Agreement and the other Loan Documents.

(m) Extended Letters of Credit. Each Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

Section 2.5 Rates and Payment of Interest on Loans.

(a) Rates. The Borrowers promise to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans;

(ii) during such periods as such Loan is a Daily Simple SOFR Loan, at Daily Simple SOFR (as in effect from time to time), plus the Applicable Margin for SOFR Loans;

(iii) during such periods as such Loan is a Term SOFR Loan, at Term SOFR for such Loan for the Interest Period therefor, plus the Applicable Margin for SOFR Loans;

(iv) during such periods as such Loan is a Eurocurrency Rate Loan, at the Eurocurrency Rate for such Loan for the Interest Period therefor, plus the Applicable Margin for Eurocurrency Rate Loans;

(v) during such periods as such Loan is a Term CORRA Loan, at Term CORRA for such Loan for the Interest Period therefor, plus the Applicable Margin for Term CORRA Loans;

(vi) during such periods as such Loan is a Daily Simple SONIA Loan, at Daily Simple SONIA (as in effect from time to time), plus the Applicable Margin for Daily Simple SONIA Loans;

(vii) if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.2; and

(viii) if such Loan is a SOFR Margin Loan, at Term SOFR or Daily Simple SOFR, as applicable, for such Loan for the Interest Period therefor plus the SOFR Margin quoted by the Lender making such Loan in accordance with Section 2.2.

Notwithstanding the foregoing, during the continuance of an Event of Default (i) under Section 11.1(a), (e) or (f) or (ii) upon the vote of the Requisite Lenders under any other provision of Section 11.1, the applicable Borrower shall pay to the Agent for the account of each Lender and each Issuing Bank interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by such Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

Revolving Loans shall be (i) with respect to Revolving Loans denominated in Dollars, (A) Base Rate Loans, (B) Daily Simple SOFR Loans, or (C) Term SOFR Loans, (ii) with respect to Revolving Loans denominated in Canadian Dollars, Term CORRA Loans, (iii) with respect to Revolving Loans denominated in Euros, Australian Dollars or other Currencies (other than Dollars, Canadian Dollars, or Sterling), Eurocurrency Rate Loans, or (iv) with respect to Revolving Loans denominated in Sterling, Daily Simple SONIA Loan, each as further provided herein.

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) on each Interest Payment Date applicable thereto and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrowers for all purposes, absent manifest error.

(c) Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios, Credit Ratings and/or other information to be provided or certified to the Lenders by the Initial Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Initial Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify the Initial Borrower in writing of any additional interest and fees due because of such recalculation, and the Initial Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Agent’s or any Lender’s other rights under this Agreement.

Section 2.6 Number of Interest Periods.

There may be no more than twelve (12) different Interest Periods with respect to Term SOFR Loans outstanding at the same time and no more than five (5) different Interest Periods with respect to Bid Rate Loans outstanding at the same time.

Section 2.7 Repayment of Loans.

(a) Revolving Loans. The Borrowers shall repay the aggregate outstanding principal balance of all Revolving Loans in full on the Revolving Termination Date, in the Currency in which each such Loan is denominated.

(b) Bid Rate Loans. The Borrowers shall repay the entire outstanding principal amount of, and all accrued interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

(c) Delayed Draw Term Loans. The Initial Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Delayed Draw Term Loans on the Delayed Draw Term Loan Maturity Date (or such earlier date on which the Delayed Draw Term Loans become due or are declared due in accordance with this Agreement). Amounts prepaid or repaid in respect of Delayed Draw Term Loans may not be reborrowed.

Section 2.8 Prepayments.

(a) Optional. Subject to Section 5.4, the applicable Borrower may prepay any Revolving Loan at any time without premium or penalty. The applicable Borrower shall give the Agent at least one (1) Business Days’ (or, in the case of any prepayment of any SOFR Loan, one (1) U.S. Government Securities Business Day) prior written notice of the prepayment of any Revolving Loan. A Bid Rate Loan may only be prepaid with the prior written consent of the Lender holding such Bid Rate Loan.

(b) Mandatory.

(i) Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the applicable Borrower shall, within three calendar days after notice of the occurrence of such excess, pay to the Agent for the account of the Issuing Banks and/or the Lenders, as applicable, the amount of such excess. All payments under this subsection (i) shall be applied to pay all amounts of excess principal outstanding on the applicable Revolving Loans and any applicable Reimbursement Obligations in accordance with Section 3.2; provided, however, that if no Default or Event of Default exists at the time such prepayment is made, and such prepayment would result in the applicable Borrower being required to compensate the Lenders pursuant to Section 5.4, then such prepayment shall be applied first to Base Rate Loans and then to SOFR Loans, and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations as and when due. If the applicable Borrower is required to pay any outstanding SOFR Loans by reason of this Section prior to, in the case of a Term SOFR Loan, the end of the applicable Interest Period therefor, then the Borrowers shall pay all amounts due under Section 5.4.

(ii) Bid Rate Facility Overadvance. If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceeds one-half of the aggregate amount of all Commitments at such time, then the applicable Borrower shall, within three calendar days after notice of the occurrence of such excess, pay to the Agent for the accounts of the applicable Lenders the amount of such excess. All payments under this subsection (ii) shall be applied in accordance with Section 3.2(f). If the applicable Borrower is required to pay any outstanding Bid Rate Loans that are Term SOFR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, then the Borrowers shall pay all amounts due under Section 5.4.

(iii) Alternative Currency Sublimit Overadvance. If at any time the sum of the Dollar Equivalent of the total Revolving Credit Exposure denominated in Alternative Currencies, together with the total Revolving Credit Exposure denominated in Dollars, exceeds an amount equal to 105% of the Alternative Currency Commitment, the applicable Borrower agrees to repay within two (2) Business Days after receipt of notice from the Agent, by payment to the Agent for the account of the Revolving Lenders, Revolving Loans denominated in any Alternative Currency in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Commitment, with each such repayment applied first to the principal amount of outstanding Revolving Loans denominated in any Alternative Currency and second, with respect to any Letters of Credit denominated in any Alternative Currency then outstanding, as a payment of Cash Collateral in the applicable Currency into the Letter of Credit Collateral Account (any such Cash Collateral to be applied in accordance with Section 11.6).

Section 2.9 [Intentionally Omitted].

Section 2.10 Continuation.

So long as no Default or Event of Default exists, the applicable Borrower may on any U.S. Government Securities Business Day, with respect to any (x) Daily Simple SOFR Loan or Daily Simple SONIA Loan, on an Interest Payment Date or (y) Term SOFR Loan, Eurocurrency Rate Loan or Term CORRA Loan, upon the expiration of any Interest Period therefor, in each case, (i) continue any Daily Simple SOFR Loans as Daily Simple SOFR Loans, (ii) continue any Daily Simple SONIA Loans as Daily Simple SONIA Loans, (iii) continue any Term SOFR Loans as Term SOFR Loans by selecting a new Interest Period for such Term SOFR Loans, (iv) continue any Eurocurrency Rate Loans as Eurocurrency Rate Loans by selecting a new Interest Period for such Eurocurrency Rate Loans or (v) continue any Term CORRA Loan by selecting a new Interest Period for such Term CORRA Loans. If applicable, each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each election to Continue Loans as described above shall be made by the applicable Borrower giving to the Agent a Notice of Continuation not later than 10:00 a.m. Pacific time on (A) in the case of a Loan continuing as a Daily Simple SOFR Loan, one (1) U.S. Government Securities Business Day, (B) in the case of a Loan continuing as a Term SOFR Loan or Term CORRA Loan, three (3) U.S. Government Securities Business Days, (C) in the case of a Loan continuing as a Eurocurrency Rate Loan, four (4) U.S. Government Securities Business Days and (D) in the case of a Loan continuing as a Daily Simple SONIA Loan, five (5) U.S. Government Securities Business Days, in each case, prior to the date of any such Continuation. Such notice by the applicable Borrower of a Continuation shall be by facsimile, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Loans, Class and portions thereof subject to such Continuation and (c) if applicable, the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the applicable Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender holding Loans of the applicable Class of Loans of the proposed Continuation. If the applicable Borrower shall fail to (i) select in a timely manner a new Interest Period for any Term SOFR Loan, Term CORRA Loan or Eurocurrency Rate Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a Term SOFR Loan, Term CORRA Loan or Eurocurrency Rate Loan with an Interest Period of one month, or (ii) deliver a timely Notice of Continuation prior to the applicable Interest Payment Date with respect to a Daily Simple SOFR Loan or Daily Simple SONIA Loan, such Daily Simple SOFR Loan or Daily Simple SONIA Loan shall be automatically continued as a Daily Simple SOFR Loan as of such Interest Payment Date; provided, however, that if a Default or Event of Default exists, any Term SOFR Loan, will automatically, on the Interest Payment Date therefor or the last day of the current Interest Period therefor, respectively, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the applicable Borrower’s failure to comply with any of the terms of such Section.

Section 2.11 Conversion.

So long as no Default or Event of Default exists, the applicable Borrower may on any U.S. Government Securities Business Day, upon such Borrower’s giving of a Notice of Conversion to the Agent by facsimile, electronic mail or other similar form of communication, Convert all or a portion of a Loan denominated in Dollars of one Type into a Loan denominated in Dollars of another Type. Each such Notice of Conversion shall be given, in the case of a conversion of a Base Rate Loan to a Term SOFR Loan, not later than 10:00 a.m. Pacific time three (3) U.S. Government Securities Business Days prior to the date of such proposed Conversion, or in the case of a conversion of a Term SOFR Loan into a Base Rate Loan or a Daily Simple SOFR Loan, not later than 10:00 a.m. Pacific time one (1) Business Day prior to the date of such proposed Conversion. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender holding Loans of the applicable Class of Loans of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by facsimile, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type and Class of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term SOFR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the applicable Borrower once given.

Section 2.12 Notes.

(a) Notes. In the case of a Lender that has notified the Agent in writing that it elects to receive (i) a Revolving Note, the Revolving Loans made by such Revolving Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the applicable Borrower substantially in the form of Exhibit I-1 (each, a “Revolving Note”), payable to such Revolving Lender and duly completed, and (ii) a Delayed Draw Term Loan Note, the Delayed Draw Term Loans made by such Delayed Draw Term Loan Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Initial Borrower substantially in the form of Exhibit I-2 (each, a “Delayed Draw Term Loan Note”), payable to such Delayed Draw Term Loan Lender and duly completed. The Bid Rate Loans made by a Lender to a Borrower shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to such Lender.

(b) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the applicable Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to such Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, such Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.13 Voluntary Reductions of the Commitment.

The Initial Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate principal amount of all outstanding Bid Rate Loans and the aggregate amount of Letter of Credit Liabilities) and/or the Delayed Draw Term Loan Commitments, in each case, at any time and from time to time without penalty or premium upon not less than five (5) U.S. Government Securities Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable (other than in connection with a proposed refinancing and termination of the Commitments in their entirety that does not close) once given and effective only upon receipt by the Agent; provided, however, that if the Initial Borrower seeks to reduce the aggregate amount of the Revolving Commitments below $75,000,000, then, unless the Agent and all Revolving Lenders have otherwise previously agreed in writing, the Revolving Commitments shall be reduced to zero. The Agent will promptly transmit such notice to each Revolving Lender or Delayed Draw Term Loan Lender, as applicable. The Commitments, once terminated or reduced may not be increased or reinstated. Any reduction in the aggregate amount of the Revolving Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the L/C Commitment Amount.

Section 2.14 Extension of Revolving Termination Date.

The Initial Borrower shall have the option to extend (i) the Original Revolving Termination Date by a period of either six months or one year, as selected by the Initial Borrower (the “First Extension Option”) and (ii) solely if the Initial Borrower shall have elected for a six-month (as opposed to one-year) extension of the Original Revolving Termination Date pursuant to the First Extension Option, the then-current Revolving Termination Date by an additional six months (the “Second Extension Option” and, together with the First Extension Option, each an “Extension Option”); provided that, after giving effect to each applicable Extension Option, in no event shall the Revolving Termination Date be extended beyond the date that is one year after the Original Revolving Termination Date (such latest Revolving Termination Date after giving effect to any extension(s) in accordance with this Section 2.14, the “Latest Revolving Termination Date”). The Initial Borrower may exercise an Extension Option only by executing and delivering to the Agent at least 30 days but not more than 120 days prior to the current Revolving Termination Date, a written request for such extension (an “Extension Request”). The Agent shall notify the Revolving Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the then Revolving Termination Date shall be extended for six months or one-year, as applicable, effective upon receipt by the Agent of the Extension Request and payment of the fee referred to in the following clause (ii): (i) immediately prior to such extension and immediately after giving effect thereto, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents and (ii) the Initial Borrower shall have paid the Fees payable under Section 3.6(c). At any time prior to the effectiveness of any such extension, upon the Agent’s request, the Initial Borrower shall deliver to the Agent a certificate from the chief executive officer, chief financial officer or equivalent authorized officer certifying the matters referred to in the immediately preceding clauses (i)(x) and (i)(y).

Section 2.15 [Intentionally Omitted].

Section 2.16 Expiration or Maturity Date of Letters of Credit Past Termination of Facility.

If on the date the Revolving Commitments are terminated in full (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, the applicable Borrower shall, on such date, pay to the Agent, for the benefit of the Issuing Banks, the Agent, and the Revolving Lenders, an amount of money equal to the Stated Amount of such Letter(s) of Credit and in the applicable designated currencies of such Letters of Credit for deposit into the Letter of Credit Collateral Account. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the applicable Borrower authorizes the Agent to use the monies deposited in the Letter of Credit Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Agent shall pay to the applicable Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account with respect to such outstanding Letter of Credit on or before the date 30 days after the expiration date of such Letter of Credit.

Section 2.17 Increase in Revolving Commitments; Additional Term Loans.

The Initial Borrower shall have the right (i) during the period beginning on the Effective Date to but excluding the Revolving Termination Date to request increases in the aggregate amount of the Revolving Commitments or (ii) during the period beginning on the Effective Date to but excluding the latest Termination Date of any Loans then in effect hereunder (or, in the case of any request related to a Class of Term Loans, the Termination Date for such Class of Term Loans) request the making of additional Term Loans of a Class or the making of additional term loans under a new tranche of term loans (collectively, the “Additional Term Loans”), in each case by providing written notice to the Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases of the Revolving Commitments and the making of the Additional Term Loans, the aggregate amount of Commitments and the aggregate outstanding principal balance of the Loans shall not exceed $5,000,000,000. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment, to provide a new Revolving Commitment or to make an Additional Term Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase of the Revolving Commitments or making Additional Term Loans must be an Eligible Assignee. If a new Revolving Lender becomes a party to this Agreement for the purpose of providing Revolving Commitments, or if any existing Revolving Lender agrees to increase its Revolving Commitment, such Revolving Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Revolving Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Revolving Commitment Percentage (determined with respect to the Revolving Lenders’ relative Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Revolving Lenders, in immediately available funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Revolving Lender plus (B) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The applicable Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 5.4 as a result of the prepayment of any such Revolving Loans. An increase of the aggregate amount of the Revolving Commitments or making of Additional Term Loans may not be effected under this Section if either (x) a Default or Event of Default shall be in existence on the effective date of such increase of the Revolving Commitments or making of such Additional Term Loans or (y) any representation or warranty made or deemed made by any Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party is not (or would not be) true or correct in any material respect (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on the effective date of such increase of the Commitments or making of Additional Term Loans except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted hereunder. In connection with an increase in the aggregate amount of the Revolving Commitments or making of Additional Term Loans pursuant to this Section 2.17, (a) any Revolving Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request, and (b) the Initial Borrower shall, solely to the extent requested in writing by any Revolving Lender, make appropriate arrangements so that (1) in the case of an increase in the Revolving Commitments, such new Revolving Lender, and any such existing Revolving Lender increasing its Revolving Commitment, receives a new or replacement Revolving Note, as appropriate, in the amount of such Lender’s Revolving Commitment at the time of the effectiveness of the increase in the aggregate amount of Revolving Commitments or (2) in the case of making of Additional Term Loans, new Term Notes of the applicable Class of Term Loans executed by the Initial Borrower, payable to any such new Term Loan Lender making such Additional Term Loans of such Class, and replacement Term Notes of the applicable Class executed by the Initial Borrower payable to such existing Term Loan Lender making such Additional Term Loans of such Class, in each case, in the aggregate principal amount of such Lender’s outstanding Term Loan of the applicable Class at the time of the making of such Additional Term Loans. This Section 2.17 shall supersede any provisions in Section 3.2 or Section 13.6 to the contrary.

Section 2.18 Amount Limitations.

(a) Notwithstanding any other term of this Agreement, no Lender shall be required to make any Revolving Loan, no Lender shall make any Bid Rate Loan, and no Issuing Bank shall be required to issue any Letter of Credit if, immediately after the making of such Revolving Loan or issuance of such Letter of Credit (a) the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities (or, in each case, if applicable, the Dollar Equivalent thereof), would exceed the aggregate amount of the Revolving Commitments, or (b) the aggregate principal amount of all outstanding Bid Rate Loans would exceed one-half of the aggregate amount of the Revolving Commitments at such time.

(b) Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make any Delayed Draw Term Loan if the principal amount of such requested Delayed Draw Term Loan exceeds such Lender’s remaining unfunded Delayed Draw Term Loan Commitment as in effect at such time.

Section 2.19 Sustainability Adjustments.

(a) After the Effective Date, the Initial Borrower, in consultation with the Sustainability Structuring Agent and the Agent, shall be entitled to establish either (i) specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Initial Borrower and its Subsidiaries or (ii) external ESG ratings targets to be agreed. At any time through and including the date that is one year after the Effective Date (or such later date (in no event to be later than the second anniversary of the Effective Date) as may be requested by the Initial Borrower prior to such date and approved by the Agent, the Sustainability Structuring Agent and Requisite Lenders), the Agent, the Sustainability Structuring Agent and the Initial Borrower may amend this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating the KPIs or ESG ratings targets, as applicable, and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such ESG Amendment shall become effective upon the posting of such proposed ESG Amendment to all Lenders and the receipt by the Agent of executed signature pages consenting to such ESG Amendment from the Initial Borrower, the Sustainability Structuring Agent and Lenders comprising the Requisite Lenders.

(b) Upon effectiveness of any such ESG Amendment, based on the Initial Borrower’s performance against the KPIs or ESG ratings targets, as applicable, and associated sustainability performance targets, certain adjustments to the Applicable Margin and the Applicable Facility Fee may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in an increase or decrease of more than (x) 1.00 basis point in the Applicable Facility Fee and/or (y) 4.00 basis points in the Applicable Margin; provided, further, that in no event shall the Applicable Facility Fee or the Applicable Margin be less than zero. If KPIs are utilized, the pricing adjustments will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as most recently published by the Loan Market Association and Loan Syndications & Trading Association, the Asia Pacific Loan Market Association or any successor(s) thereto) and shall be agreed between the Initial Borrower, the Agent and the Sustainability Structuring Agent.

(c) Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions that does not have the effect of reducing the Applicable Facility Fee or the Applicable Margin with respect to any Loan (including for purposes of Section 3.6(b)) to a level not otherwise permitted by this Section 2.19 shall be subject to the consent of only the Sustainability Structuring Agent, the Agent, the Initial Borrower and Requisite Lenders.

(d) The Sustainability Structuring Agent will assist the Initial Borrower (i) in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

(e) This Section 2.19 shall supersede any provisions in Section 13.6 to the contrary.

Section 2.20 Joint and Several Borrower Liability

(a) All Loans to a Borrower, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans or other extensions of credit in respect of such Obligations are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which the Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to the Agent and/or any Lender from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which the Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, and Letters of Credit issued for the account of, any other Borrower hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agent and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by the Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement executed as of the Agreement Date or thereafter executed by any other Borrower and delivered to the Agent and/or any Lender, (iv) the Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code (of the application of Section 1111(b)(2) of the Bankruptcy Code), (v) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vi) the disallowance of all or any portion of the Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to any Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full in cash (other than unasserted contingent indemnification obligations) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Agent and/or any Lender had as of the Effective Date or may have thereafter against any other Borrower, any endorser or any guarantor of all or any part of the Obligations. Upon an Event of Default, the Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person. Each Borrower consents and agrees that the Agent shall not be under any obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1 Payments.

All payments to be made by a Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff (excluding Taxes required to be withheld pursuant to Section 3.11). Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the applicable Borrower under this Agreement or any other Loan Document shall be made in the Currency in which the applicable Loan is denominated, in immediately available funds. With respect to Loans denominated in Dollars, the applicable Borrower shall make each payment of any amount due under this Agreement not later than 11:00 a.m. Pacific time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). With respect to Loans denominated in an Alternative Currency, the applicable Borrower shall make each payment of any amount due under this Agreement not later than the Applicable Time specified by the Agent on the date on which such payment shall become due. If, for any reason, a Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The applicable Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by such Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender or an Issuing Bank under this Agreement or any Note of such Lender shall be paid to such Lender or Issuing Bank, by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender or Issuing Bank to the Agent from time to time, for the account of such Lender or Issuing Bank. If the Agent fails to pay such amount to a Lender or an Issuing Bank within one Business Day of receipt thereof by the Agent, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. Subject to the definitions of “Interest Period” and “Interest Payment Date” set forth in Section 1.1, if the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Section 2.1(a) shall be made from the Revolving Lenders, each payment of the Fees under Section 3.6(a) and the first sentence of Section 3.6(b) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13 or otherwise pursuant to this Agreement shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans by a Borrower shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them; provided that, subject to Section 3.10, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; (c) each borrowing of Delayed Draw Term Loans under Section 2.3(a) shall be made from the Delayed Draw Term Loan Lenders, each payment of the fees under Section 3.6(d) shall be made for the account of the Delayed Draw Term Loan Lenders, and each termination or reduction of the amount of the Delayed Draw Term Loan Commitments under Section 2.13 shall be applied to the respective Delayed Draw Term Loan Commitments of the Delayed Draw Term Loan Lenders, pro rata according to the amounts of their respective Delayed Draw Term Loan Commitments; (d) each payment or prepayment of principal of Delayed Draw Term Loans shall be made for the account of the Delayed Draw Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Delayed Draw Term Loans held by them; (e) each payment of interest on Revolving Loans and Delayed Draw Term Loans shall be made for the account of the corresponding Lenders, pro rata in accordance with the amounts of interest on such Revolving Loans or Delayed Draw Term Loans then due and payable to the Revolving Lenders or Delayed Draw Term Loan Lenders, as applicable; (d) the making, Conversion and Continuation of Revolving Loans or Delayed Draw Term Loans, as applicable, of a particular Type (other than Conversions provided for by Section 5.5) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous; (e) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4 shall be pro rata in accordance with their respective Revolving Commitments; and (f) each prepayment of principal of Bid Rate Loans by the applicable Borrower pursuant to Section 2.8(b)(ii) shall be made for account of the Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender.

Section 3.3 Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to any Borrower under this Agreement, or shall obtain payment on any other Obligation owing by any Borrower or a Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by any Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, pay such amounts to the other Lenders and make such other adjustments from time to time as shall be equitable, so that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 11.5. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Borrower.

Section 3.4 Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5 Minimum Amounts.

(a) Borrowings. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $5,000,000. Each borrowing of and Continuation of, and each Conversion of Base Rate Loans into, SOFR Loans shall be in an aggregate minimum amount of $5,000,000.

(b) Prepayments. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $100,000, or if less, the entire outstanding balance of Revolving Loans.

(c) Reductions of Commitments. Each reduction of the Commitments under Section 2.13 shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $100,000 in excess thereof.

Section 3.6 Fees.

(a) Facility Fees. During the period from the Effective Date to but excluding the Revolving Termination Date, the Borrowers agree to pay to the Agent for the account of the Lenders a facility fee equal to the daily aggregate amount of the Revolving Commitments (whether or not utilized) multiplied by a rate per annum equal to the Applicable Facility Fee. Such fee shall be payable in Dollars quarterly in arrears on the last day of each March, June, September and December during the term of this Agreement and on the Revolving Termination Date.

(b) Letter of Credit Fees. The Borrowers agree to pay to the Agent for the account of each Lender a letter of credit fee in Dollars at a rate per annum equal to the Applicable Margin for SOFR Loans multiplied by the daily average Stated Amount (or, if applicable, Dollar Equivalent of such Stated Amount) of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full. In addition, the applicable Borrower shall pay to each Issuing Bank, for its own account and not for the account of any Lender, in Dollars a fronting fee in respect of each Letter of Credit issued by such Issuing Bank at the rate equal to one-eighth of one percent (0.125%) per annum on the daily average Stated Amount (or, if applicable, Dollar Equivalent of such Stated Amount) of such Letter of Credit; provided, however, in no event shall the aggregate amount of such fee be less than $500. The fees provided for in this subsection shall be nonrefundable and payable in the case of the fee provided for in the first sentence in arrears (i) quarterly on the last day of March, June, September and December, (ii) on the Revolving Termination Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent, and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. The applicable Borrower shall pay directly to each Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by such Issuing Bank from time to time in like circumstances with respect to the issuance by such Issuing Bank of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(c) Extension Fee. If the Revolving Termination Date is being extended in accordance with Section 2.14, the Initial Borrower shall pay to the Agent for the account of each Revolving Lender a Fee (each, an “Extension Fee”) equal to (i) in the case of the First Extension Option, (A) in the case of an extension of the Original Revolving Termination Date by six months, 0.05%, and (B) in the case of an extension of the Original Revolving Termination Date by one year, 0.125%, and (ii) in the case of the Second Extension Option, 0.075%, in each case, of the amount of the aggregate amount of Revolving Commitments as of the effective date of each such extension (whether or not utilized). Such Extension Fee shall be due and payable in full in Dollars on the effective date of each such extension.

(d) Delayed Draw Term Commitment Fee. During the period commencing on the date that is ninety (90) days after the Effective Date and ending on the last day of the Delayed Draw Term Loan Availability Period, the Initial Borrower agrees to pay to the Agent, for the account of each Delayed Draw Term Loan Lender, a ticking fee equal to 0.10% per annum on the average daily undrawn amount of each such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the Delayed Draw Term Loan Availability Period and on the last day of the Delayed Draw Term Loan Availability Period.

(e) Other Fees. The Borrowers agree to pay such other Fees of the Agent, the Issuing Banks, the Joint Lead Arrangers and the Lenders as provided in the Fee Letters and as may otherwise be agreed to in writing from time to time between any Borrower and the Agent, any Issuing Bank, any Joint Lead Arranger or any Lender, as the case may be.

Section 3.7 Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided that interest on Base Rate loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

Section 3.8 Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by any Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the applicable Borrower shall notify the respective Lender in writing that such Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that no Borrower pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by such Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrowers for the use of money in connection with this Agreement is and shall be the interest specifically described in subsections (i) through (iv) of Section 2.5(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned when due and nonrefundable when paid.

Section 3.9 Statements of Account.

The Agent will account to the applicable Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the applicable Borrower absent manifest error. The Agent will account to the applicable Borrower on changes in Letters of Credit in accordance with Section 2.4(k). The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge any Borrower from any of its obligations hereunder.

Section 3.10 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders, Requisite Revolving Lenders and Requisite Delayed Draw Term Loan Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than in respect of Letters of Credit) hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank (in respect of Letters of Credit) hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the applicable Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the applicable Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts, “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.6(a) or (d) for any period during which that Lender is a Defaulting Lender, and no Borrower shall be required to pay any such fee to a Defaulting Lender that otherwise would have been required to have been paid to that Defaulting Lender.

(ii) Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.6(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the applicable Borrower shall (x) pay to each non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral.

(i) If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the applicable Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposures in accordance with the procedures set forth in this subsection.

(ii) At any time that there shall exist a Defaulting Lender, within 1 Business Day following the written request of the Agent or any Issuing Bank, the Borrowers shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued by such Issuing Bank and outstanding at such time.

(iii) The applicable Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the applicable Borrower will, promptly upon demand by the Agent, pay or provide to the Agent, for the account of the Issuing Banks, additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ Fronting Exposures shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and Issuing Banks may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by a Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f) Defaulting Lender Cure. If the applicable Borrower, the Agent and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the applicable Borrower may, by such Borrower giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(d). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 13.5(b), shall pay to the Agent an assignment fee in the amount of $4,500. The exercise by the Initial Borrower of its rights under this Section shall be at the Initial Borrower’s sole cost and expense and at no cost or expense to the Agent or any of the Lenders.

Section 3.11 Taxes.

(a) Issuing Bank. For purposes of this Section, the term “Lender” includes each Issuing Bank and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Borrowers and the other Loan Parties shall jointly and severally indemnify each Recipient promptly, and in any event within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent promptly, and in any event within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Borrower or another Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Agent following its resignation or removal as Agent.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, such Borrower or such other Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Agent, at the time or times reasonably requested by the applicable Borrower or the Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the applicable Borrower or the Agent as will enable the applicable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the applicable Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Agent), an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W- 8BEN or IRS Form W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Agent), executed copies of any other forms prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the applicable Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the applicable Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the applicable Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the applicable Borrower or the Agent as may be necessary for the applicable Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) FATCA Determination. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

ARTICLE IV. [INTENTIONALLY OMITTED].

ARTICLE V. YIELD PROTECTION, ETC.

Section 5.1 Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay, within ten (10) Business Days after written demand by such Lender, to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the applicable Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any SOFR Loans or its obligation to make any SOFR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such SOFR Loans or such obligation or the maintenance by such Lender of capital in respect of its SOFR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such SOFR Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);

(ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the FRB or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on SOFR Loans is determined to the extent utilized when determining Term SOFR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

(iii) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c) Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan or SOFR Margin Loan, or to determine or charge interest based upon SOFR, Daily Simple SOFR, the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrowers and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Agent and the Agent notifies the applicable Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make Daily Simple SOFR Loans or Term SOFR Loans, as applicable, and any right of the applicable Borrower to Convert any Loan to a Daily Simple SOFR Loan or a Term SOFR Loan, as applicable, shall be suspended, (ii) if necessary to avoid such illegality, the Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, and (iii) any obligation of a Revolving Lender that has outstanding a Bid Rate Quote to make SOFR Margin Loans shall be suspended. Upon receipt of an Illegality Notice, the applicable Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), Convert all affected SOFR Loans or SOFR Margin Loans to (x) Daily Simple SOFR Loans so long as all affected Lenders will avoid such illegality as a result of such Conversion, or (y) Base Rate Loans (in each case, if necessary to avoid such illegality, the Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”) (A) with respect to any Daily Simple SOFR Loans, on the Interest Payment Date therefor, and (B) with respect to any Term SOFR Loans or SOFR Margin Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any affected Lender may not lawfully continue to maintain such Loans to such day. Upon any such Conversion, the applicable Borrower shall also pay accrued interest on the amount so Converted, together with any additional amounts required pursuant to Section 5.4.

(d) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the applicable Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to an Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by an Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the applicable Issuing Bank or such Lender, the applicable Borrower shall pay immediately to the applicable Issuing Bank or, in the case of such Lender, to the Agent for the account of such Lender, from time to time as specified by the applicable Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.

(e) Notification and Determination of Additional Costs. Each of the Agent, each Issuing Bank and each Lender, as the case may be, agrees to notify the applicable Borrower (and in the case of an Issuing Bank and or a Lender, to notify the Agent) of any event occurring after the Agreement Date entitling the Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Agent, any Issuing Bank or any Lender to give such notice shall not release any Borrower from any of its obligations hereunder; provided, further, that the Agent, any Issuing Bank or a Lender, as the case may be, shall not be entitled to submit a claim for compensation based upon a Regulatory Change pursuant to any subsection of this Section 5.1 unless such Person shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling it to make such claims (it being agreed that no such Person shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim). The Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the applicable Borrower (and in the case of an Issuing Bank or a Lender to the Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Agent, such Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error; provided, however, that such determinations are made on a reasonable basis and in good faith. The applicable Borrower shall pay the Agent, such Issuing Bank and or any such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of the Agent, any Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Agent’s, such Issuing Bank’s or such Lender’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate the Agent, such Issuing Bank or any such Lender pursuant to this Section for any Additional Costs suffered more than six months prior to the date that the Agent, such Issuing Bank or such Lender, as the case may be, notifies the applicable Borrower of the Regulatory Change giving rise to such Additional Costs, and of the Agent’s, such Issuing Bank’s or such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such Additional Costs is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.2 Suspension of SOFR Loans and SOFR Margin Loans; Benchmark Replacement.

(a) Circumstances Affecting Benchmark Availability. Subject to clause (b) below, in connection with any request for a SOFR Loan or a Conversion to or Continuation thereof or otherwise, if for any reason (i) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Daily Simple SOFR pursuant to the definition thereof or Term SOFR for the applicable Interest Period with respect to a proposed Term SOFR Loan on or prior to the first day of such Interest Period or (ii) the Requisite Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Daily Simple SOFR or Term SOFR, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining any such Loan during, with respect to Term SOFR, such Interest Period and, in the case of clause (ii), the Requisite Lenders have provided notice of such determination to the Agent, then, in each case, the Agent shall promptly give notice thereof to the applicable Borrower. Upon notice thereof by the Agent to the applicable Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the applicable Borrower to Convert any Loan to or Continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Agent (with respect to clause (ii), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (A) the applicable Borrower may revoke any pending request for a borrowing of, Conversion to or Continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the applicable Borrower will be deemed to have Converted any such request into a request for a borrowing of or Conversion to (x) Daily Simple SOFR Loans so long as Daily Simple SOFR is not the subject of clauses (i) or (ii) above, or (y) Base Rate Loans if Daily Simple SOFR is the subject of clauses (i) or (ii) above, in each case, in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been so Converted into Daily Simple SOFR Loans or Base Rate Loans, as applicable, (x) in the case of any Term SOFR Loan, at the end of the applicable Interest Period or (y) in the case of any Daily Simple SOFR Loan, immediately. Upon any such Conversion, the applicable Borrower shall also pay accrued interest on the amount so Converted, together with any additional amounts required pursuant to Section 5.4. If any Revolving Lender that has outstanding a Bid Rate Quote with respect to a SOFR Margin Loan reasonably determines (which determination shall be conclusive) that Term SOFR or Daily Simple SOFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Revolving Lender of making or maintaining such SOFR Margin Loan, then the Agent shall give the applicable Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, no Revolving Lender that has outstanding a Bid Rate Quote with respect to a SOFR Margin Loan shall be under any obligation to make such Loan.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Agent and the Initial Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Initial Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.2(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(B) No Derivatives Contract shall be deemed to be a “Loan Document” for purposes of this Section 5.2(b).

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Initial Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Initial Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.2(b)(iv). Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.2(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Initial Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the applicable Borrower may revoke any pending request for a borrowing of, Conversion to or Continuation of any affected SOFR Loans to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, the applicable Borrower will be deemed to have Converted any such request into a request for a borrowing of or Conversion to (x) if such Benchmark Unavailability Period is not with respect to Daily Simple SOFR, Daily Simple SOFR Loans, or (y) if such Benchmark Unavailability Period is with respect to Daily Simple SOFR, Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been Converted to Daily Simple SOFR Loans or Base Rate Loans, as applicable, in each case, (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Upon the Initial Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, no Revolving Lender that has outstanding a Bid Rate Quote with respect to a Bid Rate Loan the interest rate on which is determined on the basis of such Benchmark shall be under any obligation to make such Loan.

(vi) Alternative Currencies. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results in, in the reasonable opinion of the Agent, (A) such currency no longer being readily available, freely transferable and convertible into Dollars, (B) a Dollar Equivalent no longer being readily calculable with respect to such currency, (C) such currency being impracticable for the Lenders to loan or (D) such currency no longer being a currency in which the Requisite Revolving Lenders are willing to make Revolving Loans or participate in Letters of Credit (each of clauses (A), (B), (C) and (D), a “Disqualifying Event”), then the Agent shall promptly notify the Lenders and the Initial Borrower, and such currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Agent, the applicable Borrower shall repay all Loans denominated in such currency to which the Disqualifying Event(s) apply or convert such Loans into the Dollar Equivalent in Dollars, bearing interest at Daily Simple SOFR, subject to the other terms contained herein.

Section 5.3 [Intentionally Omitted].

Section 5.4 Compensation.

Each Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable, but excluding any loss of margin or profits) which may arise, be attributable to or result due to or as a consequence of (a) any failure of such Borrower to borrow or Continue a SOFR Loan or Convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing, Notice of Conversion or Notice of Continuation, as applicable, (b) any payment, prepayment or conversion of any Term SOFR Loan on a date other than the last day of the Interest Period therefor (in each case, including as a result of an Event of Default), (c) any failure of such Borrower to prepay any SOFR Loan on a date specified therefor in any notice of prepayment, or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period therefor, in each case, as a result of a request by the applicable Borrower pursuant to Section 5.6. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the applicable Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error; provided that such determinations are made on a reasonable basis and in good faith; provided, further, that in no event shall such compensation include any loss of anticipated profits. All of the obligations of the Loan Parties under this Section 5.4 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.5 Treatment of Affected SOFR Margin Loans.

If the obligation of a Lender to make SOFR Margin Loans shall be suspended pursuant to Section 5.1(c) or 5.2, then the SOFR Margin Loans of such Lender shall be automatically due and payable on such date as such Lender may specify to the applicable Borrower by written notice with a copy to the Agent; provided that if such notice is delivered after 9:00 a.m. Pacific time, then such SOFR Margin Loan shall be due and payable no earlier than the first Business Day following the date such notice is delivered.

Section 5.6 Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.11 or 5.1, and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 5.1(c) or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, and in the case of clause (a) or (b) such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.7 or (c) a Lender is a Defaulting Lender or does not vote in favor of any amendment, modification or waiver to this Agreement which, pursuant to Section 13.6 requires the vote of all of the Lenders, and the Requisite Lenders shall have voted in favor of such amendment, modification or waiver, then, so long as there does not then exist any Default or Event of Default, the Initial Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.5(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.11 or Section 5.1 and rights to indemnification under Section 13.9) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption, but at no time shall the Agent, such Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Initial Borrower of its rights under this Section shall be at the Initial Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders; provided, however, that the Initial Borrower shall not be obligated to reimburse or otherwise pay an Affected Lender’s administrative or legal costs incurred as a result of the Initial Borrower’s exercise of its rights under this Section. The terms of this Section shall not in any way limit the Initial Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.11, 5.1 or 5.4) with respect to any period up to the date of replacement.

Section 5.7 Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.11, 5.1 or 5.3 to reduce the liability of the applicable Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America. Each Lender may make any Loan to any Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrowers to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1 Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) Revolving Notes and Delayed Draw Term Loan Notes, as applicable, executed by the applicable Borrower, payable to each applicable Lender that has requested a Revolving Note or a Delayed Draw Term Loan Note and complying with the terms of Section 2.12(a);

(iii) the Parent Guaranty executed by the Guarantor;

(iv) evidence that the Fees, if any, then due and payable under Section 3.6, together with all other fees, expenses and reimbursement amounts due and payable to the Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Agent, have been paid;

(v) an opinion of Hogan Lovells US LLP, counsel to the Initial Borrower and the other Loan Parties, addressed to the Agent and the Lenders and covering such matters as the Agent may reasonably request;

(vi) the declaration of trust of each of the Initial Borrower and the Guarantor certified as of a recent date by the Secretary of State of the State of formation of such Person;

(vii) a certificate of good standing (or certificate of similar meaning) with respect to each of the Initial Borrower and the Guarantor issued as of a recent date by the Secretary of State of the State of formation of the Initial Borrower or the Guarantor, as applicable, and of each state in which each of the Initial Borrower and the Guarantor is required to be qualified to transact business and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(viii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Initial Borrower and the Guarantor, authorized to execute and deliver on behalf of any Borrower Notices of Borrowing, requests for Letters of Credit, Notices of Conversion, Notices of Continuation, Bid Rate Quote Requests and notices of acceptance of Bid Rate Quotes;

(ix) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each of the Initial Borrower and the Guarantor of (i) the by-laws of such Person and (ii) all corporate action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(x) a Compliance Certificate calculated on a pro forma basis for the Guarantor’s fiscal quarter ended March 31, 2026;

(xi) a Disbursement Instruction Agreement effective as of the Agreement Date;

(xii) all tax forms and other documents required to be provided by a Lender under Section 3.11;

(xiii) each Loan Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall, collectively, have delivered to the Agent, and any Lender requesting the same, one Beneficial Ownership Certification in relation to each such Loan Party or such Subsidiary, in each case, at least five (5) Business Days prior to the date of closing; and

(xiv) such other documents and instruments as the Agent, or any Lender through the Agent, may reasonably request;

(b) (i) There shall not have occurred or become known to the Agent or the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Initial Borrower and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iii) the Initial Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(c) the Initial Borrower and each other Loan Party shall have provided all information requested by the Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 6.2 Conditions Precedent to All Loans and Letters of Credit.

The obligation of the Lenders to make any Loans and of the Issuing Banks to issue Letters of Credit is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and none of the conditions described in Section 2.18 would exist after giving effect thereto; (b) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of any representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except (i) to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date), (ii) for changes in factual circumstances permitted hereunder, and (iii) for, in the case of the making of any representation or warranty in connection with any such credit extension after the Effective Date, the representations and warranties set forth in Sections 7.1(i) and 7.1(l) and the last sentence of Section 7.1(o); (c) except as otherwise provided herein, in the case of the borrowing of Loans (other than Bid Rate Loans), the applicable Borrower shall have delivered a timely Notice of Borrowing; and (d) in the case of a Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Agent or the Requisite Revolving Lenders would make it impracticable for such Loan to be denominated in the relevant Alternative Currency. Each Credit Event shall constitute a certification by the applicable Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless such Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, each Borrower shall be deemed to have represented to the Agent, the Issuing Banks and the Lenders at the time such Loan is made or such Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in Article VI have been satisfied.

Section 6.3 [Intentionally Omitted].

Section 6.4 Conditions as Covenants.

Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Agent, the Issuing Banks and the other Lenders that insofar as such Lender is concerned each Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Banks, to issue Letters of Credit, and, in the case of the Lenders, to acquire participations in Letters of Credit, each Borrower represents and warrants to the Agent, the Issuing Banks and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Initial Borrower that own Eligible Properties or are otherwise material, setting forth for each such Subsidiary, (i) the type of legal entity which such Subsidiary is and (ii) the jurisdiction of organization of such Subsidiary. Part II of Schedule 7.1(b) correctly sets forth, as of the Agreement Date, all material Unconsolidated Affiliates of the Initial Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and the jurisdiction of organization of such Person.

(c) Authorization of Agreement, Notes, Loan Documents and Borrowings. Each Borrower has the right and power, and has taken all necessary action to authorize it, to borrow hereunder. Each Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which any Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

(d) Compliance of Agreement, Etc. with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (other than any required filing with the SEC) or violate any Applicable Law (including all Environmental Laws) relating to any Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the Initial Borrower’s articles of incorporation or bylaws (including without limitation, Section 2 of Article IV and Section 2(a) of Article VIII of the Initial Borrower’s bylaws), or any resolution adopted by the Initial Borrower’s Board of Trustees in connection with the designation of any series of Preferred Stock of the Initial Borrower, or the organizational documents of any other Loan Party, or any indenture, agreement or other instrument to which any Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Borrower or any other Loan Party other than in favor of the Agent for the benefit of the Lenders.

(e) Compliance with Law; Governmental Approvals. The Borrowers, each other Loan Party and each other Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f) Title to Properties. Each of the Borrowers and the other Loan Parties and all other Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective material assets.

(g) Existing Indebtedness. Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of any Indebtedness of the Initial Borrower, its Subsidiaries and all of its Unconsolidated Affiliates having an outstanding principal balance of $5,000,000 or more.

(h) [Intentionally Omitted].

(i) Litigation. Except as disclosed in writing to the Agent and the Lenders or as disclosed in the Initial Borrower’s periodic filings with the SEC, there are no actions, suits or proceedings pending (nor, to the knowledge of the Initial Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting any Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Borrower, any other Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(j) Taxes. All federal, material state and other material tax returns of each Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other material taxes, assessments and other governmental charges or levies upon each Borrower, each other Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of any Borrower, any other Loan Party or any other Subsidiary is, to the knowledge of the Loan Parties, under audit. All charges, accruals and reserves on the books of the Initial Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP in all material respects.

(k) Financial Statements. The Initial Borrower has furnished to each Lender copies of the audited consolidated balance sheet of the Guarantor and its Subsidiaries for the fiscal year ended December 31, 2025 and the related consolidated statements of operations, stockholders’ equity and cash flow for the fiscal year ended on such date, with the opinion thereon of Ernst & Young LLP. Such balance sheet and statement (including related schedules and notes) present fairly, in all material respects, the consolidated financial position of the Guarantor and its Subsidiaries as at the date thereof and the results of operations and the cash flow for such period (subject, as to interim statements, to changes resulting from normal year-end audit adjustments) in conformity with GAAP. Neither the Initial Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that are required to be included on its financial statements or notes thereto in accordance with GAAP as of the dates referenced for the foregoing financial statements, except as referred to or reflected or provided for in said financial statements.

(l) No Material Adverse Change. Since December 31, 2025, there has been no material adverse change in the consolidated financial condition, results of operations or business of the Guarantor and its Subsidiaries taken as a whole. The Borrowers, the other Loan Parties and the other Subsidiaries, taken as a whole, are Solvent.

(m) ERISA.

(i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination letter from the IRS or is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the IRS with respect to such prototype plan, or an application for such a letter is currently being processed by the IRS with respect thereto. To the best knowledge of the Initial Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the financial statements of the Initial Borrower or any Subsidiary in accordance with FASB ASC 715.

(iii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Initial Borrower, threatened, claims, actions or lawsuits or other action against any Borrower by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules by any Borrower or, to the knowledge of the Initial Borrower, any other fiduciary with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would reasonably be expected to subject any member of the Initial Borrower or such Subsidiary to a tax on prohibited transactions imposed by Section 502(i) of ERISA or an excise tax imposed by Section 4975 of the Internal Revenue Code.

(n) Absence of Defaults. None of the Borrowers, the other Loan Parties or the other Subsidiaries is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by any Borrower, any other Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Environmental Laws. In the ordinary course of business and from time to time each of the Loan Parties and the other Subsidiaries conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including without limitation, its respective Properties, in the course of which such Loan Party or such Subsidiary identifies and evaluates associated liabilities and costs. Each of the Loan Parties and the other Subsidiaries is in compliance with all applicable Environmental Laws and has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the foregoing the failure to obtain or to comply with could be reasonably expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, no Borrower is aware of, nor has any Borrower received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to any Loan Party or any other Subsidiary, may unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Initial Borrower’s knowledge after due inquiry, threatened, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws which, if determined adversely to such Loan Party or Subsidiary, could be reasonably expected to have a Material Adverse Effect.

(p) Investment Company; Etc. Neither any Borrower, any other Loan Party, nor any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q) Margin Stock. None of the Borrowers, any other Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the FRB.

(r) [Intentionally Omitted].

(s) Intellectual Property. Each Borrower and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) material to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person except where the effect of such failure to own or have the right to use or the effect of such conflict could not reasonably be expected to have a Material Adverse Effect. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances except to the extent that the failure to take such steps could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have a Material Adverse Effect.

(t) Business. As of the Agreement Date, the principal business activities of the Initial Borrower and its Subsidiaries are the acquisition, development, ownership and operation of storage facilities which offer storage spaces, usually on a month-to-month basis, for personal and business use and related activities and investments incidental or reasonably related thereto.

(u) Broker’s Fees. Except for the various fees payable to the Agent and the Lenders in connection with the Loan Documents, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Initial Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.

(v) Not Plan Assets; No Prohibited Transactions. None of the assets of any Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any ERISA Plan. The execution, delivery and performance of the Loan Documents by the Loan Parties, and the borrowing and repayment of amounts thereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(w) [Intentionally Omitted].

(x) Accuracy and Completeness of Information. All written information, reports and other papers and data (excluding financial projections and other forward looking statements and information of a general economic or general industry nature) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrowers, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, when taken as a whole, complete and correct in all material respects or, in the case of financial statements, present fairly, in all material respects, the financial position of the Guarantor and its consolidated subsidiaries as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments) in conformity with GAAP. As of the Effective Date, no fact is known to the Initial Borrower which has had, as of the Effective Date, or may in the future have (so far as the Initial Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders (excluding financial projections or as otherwise agreed) prior to the Effective Date. All financial projections have been prepared in good faith based on assumptions believed to be reasonable at the time delivered (it being understood that assumptions as to future results are inherently subject to uncertainty and contingencies, many of which are beyond the control of the Initial Borrower, any other Loan Party or any other Subsidiary and that no assurance can be given that any particular projections will be realized, and any deviations from such projections may be material). No document furnished or written statement (excluding financial projections and other forward looking statements and information of a general economic or general industry nature) made to the Agent or any Lender in connection with the negotiation, preparation or execution of this Agreement or any of the other Loan Documents contains any untrue statement of a fact material to the creditworthiness of the Initial Borrower, any other Loan Party or any other Subsidiary or omits or will omit, when taken together with all other information furnished, to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which they were made. As of the Effective Date, if applicable, the information contained in the Beneficial Ownership Certification is true and correct in all respects.

(y) Anti-Corruption Laws and Sanctions; Anti-Money Laundering Laws.

(i) Continuously throughout the term of this Agreement, (w) no member of the Borrowing Group is a Sanctioned Target; (x) no member of the Borrowing Group is owned or controlled by, or is or has been acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Target; (y) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with applicable Sanctions; and (z) to the best of the Initial Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Sanction(s) by a governmental authority that enforces Sanctions. The Initial Borrower shall notify the Agent in writing not more than one (1) Business Day after first becoming aware of any breach of this Section 7.1(y)(i).

(ii) Continuously throughout the term of this Agreement, (x) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with applicable Anti-Money Laundering Laws and Anti-Corruption Laws, and (y) to the best of the Initial Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws.

(iii) No proceeds of any Loans or other extensions of credit hereunder have been used, directly or (to the knowledge of the applicable Borrower) indirectly, by such Borrower, any of its Subsidiaries or any of its directors, officers, employees and agents in violation of Section 8.8(b).

(z) REIT Status. For the fiscal year ended December 31, 2025, the Guarantor qualified as a REIT.

Section 7.2 Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Borrower, any other Loan Party or any other Subsidiary to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by such Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall, except as otherwise expressly provided under this Agreement, be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Termination Date is effectuated pursuant to Section 2.14, and at and as of the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall be deemed to be made as of such earlier date) and except for changes in factual circumstances permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.6, each Borrower shall comply with the following covenants:

Section 8.1 Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.5, each Borrower shall, and the Initial Borrower shall cause each other Loan Party and each other Subsidiary to, (i) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation (solely with respect to Subsidiaries other than Loan Parties, except to the extent the failure to exist could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), (ii) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation, except where the failure to preserve and maintain such rights, franchises, licenses and privileges could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so authorized and qualified could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.2 Compliance with Applicable Law.

Each Borrower shall, and the Initial Borrower shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. No Borrower shall directly or knowingly indirectly use the proceeds of any Loan for any purpose which would be in breach of applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions. The Initial Borrower will (a) maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Initial Borrower, its Subsidiaries and its directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, (b) notify the Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Agent or any Lender, provide the Agent or such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

Section 8.3 Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, each Borrower shall, and the Initial Borrower shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property, and maintain (other than Unimproved Land and Development Properties) in good repair, working order and condition all material tangible properties, ordinary wear and tear and casualty and condemnation events excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.4 Conduct of Business.

The Initial Borrower shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(t) and not enter into any material line of business not otherwise engaged in by any such Person as of the Agreement Date except (a) for lines of business incidental or related thereto and (b) other lines of business so long as the Investment in such lines of business is consistent with that described under Section 7.1(t).

Section 8.5 Insurance.

Each Borrower shall, and the Initial Borrower shall cause each Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by similar businesses and at similar locations or as may be required by Applicable Law. The Initial Borrower shall from time to time deliver to the Agent upon request a detailed list, together with copies of all policies of the insurance then in effect if requested, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6 Payment of Taxes and Claims.

Each Borrower shall, and the Initial Borrower shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a) prior to delinquency all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any material properties belonging to it, and (b) by not later than 30 days past the due date therefor all lawful and material claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, would without further passage of time become a Lien on any Eligible Property of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 8.7 Books and Records; Inspections.

The Initial Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its respective business and activities. Subject to limitations, if any, imposed under regulatory or confidentiality requirements and agreements (other than confidentiality provisions entered into in contemplation of this Agreement) to which the Initial Borrower or one of its Subsidiaries is subject or could otherwise reasonably be expected to impair attorney-client privilege or constitute attorney work product, the Initial Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the Initial Borrower’s presence if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice and, at any time while an Event of Default exists. The Initial Borrower shall be obligated to reimburse the Agent and the Lenders for their reasonable and documented out-of-pocket costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while an Event of Default exists.

Section 8.8 Use of Proceeds.

(a) The Borrowers shall use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Initial Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Initial Borrower and its Subsidiaries; and (d) to provide for the general working capital needs of the Initial Borrower and its Subsidiaries and for other general corporate purposes of the Initial Borrower and its Subsidiaries, including redemptions or repurchases of Equity Interests of the Guarantor and its Subsidiaries permitted under this Agreement. The Borrowers shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrowers shall not, and shall not permit any Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

(b) The Borrowers shall not, and shall ensure that each member of the Borrowing Group will not, directly or, to the Initial Borrower’s knowledge, indirectly use any proceeds of any of the Loans or any other extension of credit hereunder to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions applicable to the Borrowing Group, (ii) that would be prohibited by U.S. Sanctions if conducted by a U.S. Person, (iii) that would be prohibited by Sanctions if conducted by a Lender or any other party hereto, or (iv) that would be prohibited by Anti-Money Laundering Laws or Anti-Corruption Laws.

Section 8.9 Environmental Matters.

Each Borrower shall, and the Initial Borrower shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Initial Borrower, any other Loan Party or any other Subsidiary shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any such Person alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters covered by such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Initial Borrower shall provide the Agent with a copy of such notice within ten (10) days after the receipt thereof by the Initial Borrower, such other Loan Party or such other Subsidiary.

Section 8.10 [Reserved].

Section 8.11 Exchange Listing.

Guarantor shall, and the Initial Borrower shall cause Guarantor to, maintain at least one class of common shares of Guarantor having trading privileges on the New York Stock Exchange or the NYSE American or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.12 REIT Status.

The Guarantor shall maintain its status as, and election to be treated as, a REIT.

ARTICLE IX. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6, the Borrowers shall furnish to the Agent for distribution to each Lender:

Section 9.1 Quarterly Financial Statements.

As soon as available and in any event within 50 days after the close of each of the first, second and third fiscal quarters of the Guarantor, the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Guarantor and its Subsidiaries for such period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or other corporate officer of the Guarantor, in his or her opinion, to present fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the inclusion in the final year-end statements of footnotes that were not contained in the quarterly financial statements).

Section 9.2 Year-End Statements.

As soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, the audited consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Guarantor and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief financial officer or other corporate officer of the Guarantor, in his or her opinion, to present fairly in all material respects, in accordance with GAAP, the financial position of the Guarantor and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of either (i) Ernst & Young LLP or (ii) any other independent certified public accountants of recognized national standing reasonably acceptable to the Agent, whose report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (other than solely with respect to, or resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time the report is delivered or (ii) any actual or prospective inability to satisfy any financial covenant herein) or exception or any qualification or exception as to the scope of such audit.

Section 9.3 Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit J (a “Compliance Certificate”) executed on behalf of the Guarantor by the chief financial officer or other corporate officer of the Guarantor (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Loan Parties were in compliance with the covenants contained in Section 10.1; and (b) stating that to his or her knowledge no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Loan Parties with respect to such event, condition or failure.

Section 9.4 Other Information.

(a) Credit Rating. Prompt written notice to the Agent of any change in the Initial Borrower’s or the Guarantor’s Credit Rating;

(b) Securities Filings. Within five (5) Business Days of the filing thereof, copies of all reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Guarantor, any other Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;

(c) [Intentionally Omitted].

(d) Reports to Shareholders. Promptly upon the mailing thereof to the shareholders of either the Initial Borrower or the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

(g) ERISA. If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Initial Borrower setting forth details as to such occurrence and the action, if any, which the Initial Borrower or applicable member of the ERISA Group is required or proposes to take;

(h) Governmental Actions. To the extent the Initial Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Initial Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Initial Borrower or any of its Subsidiaries are being audited;

(i) Changes in Financial Condition, Etc. Prompt notice of any change in the business, assets, liabilities, financial condition, or results of operations of the Initial Borrower or any Subsidiary which in either event has had or could reasonably be expected to have a Material Adverse Effect;

(j) Defaults. Prompt notice of the occurrence of any Default or Event of Default;

(k) Judgments, Etc. Prompt notice of any order, judgment or decree in excess of $50,000,000 having been entered against the Initial Borrower, any other Loan Party or any other Subsidiary or any of their respective properties or assets;

(l) Ownership Share Calculation. Promptly upon the request of the Agent, evidence of the Initial Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Agent;

(m) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, or results of operations of the Initial Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request and which is reasonably available to the Initial Borrower or any such Subsidiary (subject to limitations, if any, imposed under regulatory or confidentiality requirements and agreements (other than confidentiality provisions entered into in contemplation of this Agreement) to which the Loan Parties or one of its Subsidiaries is subject or could otherwise reasonably be expected to impair attorney-client privilege or constitute attorney work product).

Section 9.5 Electronic Delivery of Certain Information.

(a) Documents required to be delivered by or on behalf of any Loan Party pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Agent and each Lender have access (including a commercial, third-party website (such as www.sec.gov) or a website sponsored or hosted by the Agent or the Borrowers) provided that the foregoing shall not apply to notices to any Lender (or the Issuing Banks) pursuant to Article II. Notices and other communications to the Agent, Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) documents or notices delivered electronically shall be deemed to have been delivered on the date and at the time on which the Agent or the applicable Borrower posts such documents or the documents become available on a commercial website and the Agent or Borrower notifies each Lender of said posting and provides a link thereto; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central time on the opening of business on the next business day for the recipient; provided, however, that documents required to be delivered pursuant to Sections 9.1, 9.2, 9.4.(b), 9.4.(d) and 8.4.(h) shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that the Borrowers shall not be required to provide notice to the Agent or any Lender of such electronic filing of information). The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Agent pursuant to the procedures provided to the Borrowers by the Agent.

Section 9.6 Public/Private Information.

The Loan Parties shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Loan Parties. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Loan Parties to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and, if requested by the Agent, the Loan Parties shall designate Information Materials (a) that are either available to the public or not material with respect to the Guarantor and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. All Information Materials that are neither identified as “Public Information” nor included in public filings made by the Guarantor or any of its Subsidiaries with the SEC shall be deemed to be private and confidential. Notwithstanding the foregoing, each Lender who does not wish to receive Private Information (each, a “Public Lender”) agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of any website provided pursuant to Section 9.5 in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Information Materials that are not made available through the “Public Side Information” portion of such website provided pursuant to Section 9.5 and that may contain material non-public information with respect to the Guarantor or its securities for purposes of United States federal and state securities laws.

Section 9.7 Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Initial Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law, rule or regulation. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6, the Borrowers shall comply with the following covenants:

Section 10.1 Financial Covenants.

The Borrowers shall comply with the following financial covenants and shall report on compliance as required pursuant to Section 9.3 or any other applicable provision of this Agreement:

(a) Ratio of Total Indebtedness to Gross Asset Value. The Initial Borrower shall not permit the ratio of (i) Total Indebtedness to (ii) Gross Asset Value to exceed 0.60 to 1.00 as of the last day of each fiscal quarter; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Initial Borrower shall be deemed to be in compliance with this subsection (a) so long as (x) the Initial Borrower completed an acquisition which resulted in such ratio (after giving effect to such acquisition and any associated indebtedness incurred or assumed in connection therewith) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such acquisition took place and for any subsequent consecutive fiscal quarters, (y) the Initial Borrower has not maintained compliance with this subsection (a) in reliance on this proviso for more than three fiscal quarters immediately following the fiscal quarter in which such acquisition took place and (z) such ratio (after giving effect to such acquisition) is not greater than 0.65 to 1.00 as of the last day of each of the fiscal quarter in which such acquisition took place and the subsequent three fiscal quarters. For purposes of this covenant, (i) Total Indebtedness shall be adjusted by deducting therefrom an amount equal to Unrestricted Cash, and (ii) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted under the preceding clause (i).

(b) Ratio of Secured Indebtedness to Gross Asset Value. The Initial Borrower shall not permit the ratio of (i) Secured Indebtedness of the Guarantor and its Subsidiaries on a consolidated basis to (ii) Gross Asset Value of the Guarantor and its Subsidiaries to exceed 0.50 to 1:00 as of the last day of each fiscal quarter. For purposes of this covenant, (i) Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to Unrestricted Cash (excluding any portion thereof that is deducted from Unsecured Indebtedness in determining the ratio of Unencumbered Asset Value to Unsecured Indebtedness pursuant to Section 10.1(c) as of such date), and (ii) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted under the preceding clause (i).

(c) Ratio of Unencumbered Asset Value to Unsecured Indebtedness. The Initial Borrower shall not permit the ratio of (i) Unencumbered Asset Value to (ii) Unsecured Indebtedness of the Guarantor and its Subsidiaries on a consolidated basis to be less than 1.50 to 1:00 as of the last day of each fiscal quarter. For purposes of this covenant, (i) Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to Unrestricted Cash (excluding any portion thereof that is deducted from Secured Indebtedness in determining the ratio of Secured Indebtedness to Gross Asset Value pursuant to Section 10.1(b) as of such date), and (ii) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted under the preceding clause (i).

(d) Ratio of Adjusted EBITDA to Debt Service Charges. The Initial Borrower shall not permit the ratio of (i) Adjusted EBITDA of the Guarantor and its Subsidiaries determined on a consolidated basis for the four fiscal-quarter period most recently ended to (ii) Debt Service Charges of the Guarantor and its Subsidiaries determined on a consolidated basis for such four fiscal-quarter period, to be less than 1.50 to 1.0 as of the last day of each fiscal quarter.

Section 10.2 [Intentionally Omitted].

Section 10.3 [Intentionally Omitted].

Section 10.4 [Intentionally Omitted].

Section 10.5 Merger, Consolidation, Sales of Assets, Acquisitions and Other Arrangements.

The Borrowers shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) merge or consolidate; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:

(i) the Guarantor and its Subsidiaries may lease and sublease its respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(ii) any of the actions described in the immediately preceding clauses (a) through (c) may be taken with respect to any Subsidiary or any other Loan Party (other than the Guarantor or the Borrowers) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; provided, however, that in the case of any transaction of merger involving a Loan Party (other than the Guarantor or the Borrowers) where such Loan Party is not the survivor of such merger, the Borrowers shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of the consummation of such merger, such notice to include a certification to the effect that both immediately before and after giving effect to such merger, no Default or Event of Default is or would be in existence;

(iii) (A) a Person may merge with and into the Guarantor so long as the Guarantor is the survivor of such merger, (B) a Person may merge with and into the Initial Borrower so long as the Initial Borrower is the survivor of such merger or (C) the Initial Borrower may merge with and into Public Storage OP, L.P., a Delaware limited partnership (“PSOP LP”), with PSOP LP as the survivor of such merger so long as, prior to or concurrently with such merger, PSOP LP executes and delivers to the Agent an assumption agreement effecting PSOP LP’s assumption of all of the Initial Borrower’s liabilities and obligations under, and the Initial Borrower’s transfer and assignment to PSOP LP of all of the Initial Borrower’s rights and benefits under, this Agreement and the other Loan Documents to which the Initial Borrower is a party, and other customary documentation as reasonably requested by the Agent, including, to the extent requested by Agent in its sole discretion, an amendment to this Agreement entered into by and between PSOP LP and the Agent (without the requirement of any consent of any of the Lenders or the Issuing Banks) to reflect PSOP LP as the successor Initial Borrower hereunder (a “Borrower Merger Amendment”), in the case of each of the foregoing clauses (A), (B) and (C), to the extent that (x) immediately prior to such merger, and both immediately before and after giving effect thereto, no Default or Event of Default is or would be in existence, and (y) the Initial Borrower shall have given the Agent at least 10 Business Days’ prior written notice of the consummation of such merger, such notice to include a certification to the effect that immediately before and after giving effect to such merger, no Default or Event of Default is or would be in existence; and

(iv) Any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence.

Section 10.6 [Intentionally Omitted].

Section 10.7 Fiscal Year.

The Initial Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.8 Modifications of Organizational Documents.

No Borrower shall, and no Borrower shall permit any other Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles of incorporation, by-laws, partnership agreement or other similar organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect; provided that amendments to organizational documents that are necessary or appropriate for purposes of consummating the merger of the Initial Borrower with and into PSOP LP in accordance with the terms of Section 10.5(iii) shall in any event be permitted pursuant to this Section 10.8.

ARTICLE XI. DEFAULT

Section 11.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. The Borrowers shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (i) the principal of any Loan or any Reimbursement Obligation or (ii) any interest on any of the Loans, or any of the other payment Obligations owing by the Borrowers under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and solely in the case of this clause (ii) such failure shall continue for a period of five (5) Business Days.

(b) Default in Performance. Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained (i) in Section 10.1 or (ii) elsewhere in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and solely in the case of this clause (ii), such failure shall continue for a period of 30 calendar days after the earlier of (x) the date upon which a Borrower obtains knowledge of such failure or (y) the date upon which a Borrower has received written notice of such failure from the Agent; provided, however, that if such violation is capable of cure but cannot be cured within such 30-day period and such Loan Party in good faith commenced to cure such failure within such 30-day period and continues diligently to prosecute such cure, no Event of Default shall be deemed to have occurred unless such failure has not been cured within 30 calendar days after the last day of the initial 30-day period.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

(d) Indebtedness Cross-Default.

(i) The Guarantor or any Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Recourse Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $150,000,000 or more (“Material Indebtedness”) and such failure shall continue beyond any applicable cure periods; or

(ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof (other than as a result of (A) customary non-default mandatory prepayment requirements associated with asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations and (B) any Indebtedness constituting convertible debt becoming due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of the equity securities of any Loan Party shall not be subject to this clause (ii) so long as such Indebtedness is converted into or exchanged for Equity Interests (other than Mandatorily Redeemable Stock) of the Initial Borrower pursuant to the terms of such Indebtedness); or

(iii) Any other event shall have occurred and be continuing (including the expiration of any applicable cure periods) which permits any holder or holders of any Recourse Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $150,000,000 or more (“Other Material Indebtedness”), any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of Other Material Indebtedness or require any Other Material Indebtedness to be prepaid or repurchased prior to its stated maturity (other than as a result of (A) customary non-default mandatory prepayment requirements associated with asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations and (B) any Indebtedness constituting convertible debt becoming due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of the equity securities of any Loan Party shall not be subject to this clause (iii) so long as such Indebtedness is converted into or exchanged for Equity Interests (other than Mandatorily Redeemable Stock) of such Loan Party pursuant to the terms of such Indebtedness).

(e) Voluntary Bankruptcy Proceeding. Any Loan Party or any other Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party or any other Material Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document.

(h) Judgment. A judgment or order for the payment of money shall be entered against the Initial Borrower or any Subsidiary, by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order (excluding any amount for which insurance coverage has not been denied in writing by the applicable insurance carrier) exceeds, individually or together with all other such judgments or orders entered against the Initial Borrower and its Subsidiaries, $150,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction, judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Initial Borrower or any Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $150,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 60 days.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in a Material Adverse Effect; or

(ii) The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than an amount that could reasonably be expected to result in a Material Adverse Effect.

(k) Change of Control. A Change of Control shall occur.

Notwithstanding the foregoing provisions of this Section 11.1, if a Default or Event of Default shall occur solely as a result of a Property being treated as an Eligible Property that is not in fact an Eligible Property, such Default or Event of Default shall be deemed to not have occurred so long as the Initial Borrower delivers to the Agent not later than 15 days from (x) the date on which the Initial Borrower obtains knowledge of the occurrence of such Default or Event of Default and (y) the date on which the Initial Borrower has received written notice of such Default or Event of Default from the Agent, each of the following: (1) written notice thereof and (2) a Compliance Certificate, prepared as of the last day of the most recent fiscal quarter, evidencing compliance with the covenants set forth in Section 10.1 excluding such Property as an Eligible Property, as applicable.

Section 11.2 Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations of the Borrowers, including, but not limited to, the other amounts owed to the Lenders, the Issuing Banks and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrowers without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrowers and (2) the Commitments, the obligation of the Lenders to make Loans hereunder, and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Agent may, with the consent of the Requisite Lenders, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders, the Issuing Banks and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrowers and (2) terminate the Commitments and the obligation of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of any Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of such Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 11.3 Remedies Upon Default.

Upon the occurrence of a Default specified in Sections 11.1(e) or 11.1(f), the Commitments and the obligation of the Issuing Banks to issue Letters of Credit shall immediately and automatically terminate.

Section 11.4 Marshaling; Payments Set Aside.

None of the Agent, any Issuing Bank nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent, any Issuing Bank and/or any Lender, or the Agent, any Issuing Bank and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5 Allocation of Proceeds.

If an Event of Default exists, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrowers hereunder or thereunder, shall be applied in the following order and priority:

(a) payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Agent in its capacity as such and each Issuing Bank in its capacity as such, ratably among the Agent and the Issuing Banks in proportion to the respective amounts described in this clause (a) payable to them;

(b) payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders, in proportion to the respective amounts described in this clause (b) payable to them;

(c) payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them;

(d) payments of principal of all other Loans and of all Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them; provided, however, that to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent for deposit into the Letter of Credit Collateral Account;

(e) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders and Issuing Banks, as applicable; and

(f) any amount remaining after application as provided above, shall be paid to the Borrowers or whomever else may be legally entitled thereto.

Section 11.6 Letter of Credit Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, each Borrower hereby pledges and grants to the Agent, for the benefit of the Issuing Banks and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.16.

(b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Issuing Banks and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c) If an Event of Default exists, the Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and credit the proceeds thereof to the Letter of Credit Collateral Account and apply or cause to be applied such proceeds and any other balances in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing bank or otherwise to the payment of any of the Letter of Credit Liabilities due and payable.

(d) So long as no Default or Event of Default exists, the Agent shall, from time to time, at the request of the applicable Borrower, promptly deliver to the applicable Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Letter of Credit Collateral Account as exceed the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Agent shall deliver to the applicable Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.4(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Agent shall promptly deliver to the applicable Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(e) The applicable Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7 Performance by Agent.

If any Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower after the expiration of any cure or grace periods set forth herein. In such event, such Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of any Borrower under this Agreement or any other Loan Document.

Section 11.8 Rights Cumulative.

(a) Generally. The rights and remedies of the Agent, the Issuing Banks and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent, the Issuing Banks and the Lenders may be selective and no failure or delay by the Agent, any Issuing Bank or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Article XI for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank from exercising the rights and remedies that inure to their benefit (solely in their capacity as an Issuing Bank) hereunder or under the other Loan Documents, (iii) [intentionally omitted], (iv) any Lender from exercising setoff rights in accordance with Section 13.3 (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XII. THE AGENT

Section 12.1 Authorization and Action.

Each Lender and Issuing Bank hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Issuing Bank and Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Issuing Bank or any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by any Borrower, any Loan Party or any other Affiliate of any Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

Section 12.2 Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a nonappealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrowers or other Persons or inspect the property, books or records of the Borrowers or any other Person; (e) shall not be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or facsimile) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 12.3 Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender, an Issuing Bank or a Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 12.4 Wells Fargo as Lender.

Wells Fargo, as a “Lender”, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrowers, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

Section 12.5 Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrowers in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication. Except as otherwise expressly provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination (other than in respect of any consent required under Section 13.6(b)).

Section 12.6 Lender Credit Decision, Etc.

Each Lender and Issuing Bank expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrowers, any other Loan Party, any Subsidiary or any other Person to such Lender or Issuing Bank and that no act by the Agent hereafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any such representation or warranty by the Agent to any Lender or Issuing Bank. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrowers, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrowers, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, any other Lender, any other Issuing Bank or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and/or the Issuing Banks by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender or Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender and Issuing Bank acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender or Issuing Bank.

Section 12.7 Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrowers shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.8 Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Initial Borrower. In the event of a material breach of its duties hereunder, the Agent may be removed as Agent under the Loan Documents at any time by all Lenders (other than the Lender then acting as Agent) and the Initial Borrower upon 30-day’s prior notice. Upon any such resignation or removal, the Requisite Lenders (which, in the case of the removal of the Agent as provided in the immediately preceding sentence, shall be determined without regard to the Commitment of the Lender then acting as Agent) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Initial Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $10,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Any resignation by, or removal of, Wells Fargo as Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank. WFS may resign at any time as the Sustainability Structuring Agent under the Loan Documents on the same terms as Wells Fargo’s ability to resign as Agent pursuant to this Section.

Section 12.9 Titled Agents.

(a) Each of the Joint Lead Arrangers, Joint Bookrunners, the Syndication Agents, the Documentation Agents, the Sustainability Structuring Agent and any other Person awarded a similar title (each, a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, any Lender, any Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

(b) Each party hereto hereby agrees that neither the Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Initial Borrower of any ESG Pricing Provisions (or any of the data or computations that are part of or related to any such calculation).

(c) The parties hereto hereby agree that neither the Agent nor the Sustainability Structuring Agent: (i) makes any assurances whether this Agreement meets any criteria or expectations of the Initial Borrower or any Lender with regard to environmental or social impact and sustainability performance, or whether the characteristics of the relevant KPIs (including any environmental, social and sustainability criteria or any computation methodology) meet any industry standards for sustainability-linked credit facilities, or (ii) has any responsibility for or liability in respect of reviewing, auditing or otherwise evaluating any calculation by the Initial Borrower of the KPIs or any margin or fee adjustment (or any of the data or computations that are part of or related to any such calculation) set out in any pricing certificate (and the Agent may rely conclusively on any such certificate, without further inquiry, when implementing any pricing adjustment hereunder.

(d) Each party hereto hereby agrees that the Sustainability Structuring Agent has not assumed and will not assume any advisory, agency or fiduciary responsibility in favor of the Initial Borrower.

Section 12.10 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) clause (a)(i) above is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (a)(iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Titled Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Titled Agents nor their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 12.11 Erroneous Payments.

(a) Each Lender, each Issuing Bank, each other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender, Issuing Bank or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Bank (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 12.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two (2) Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.5 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (A) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (B) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 12.11 or under the indemnification provisions of this Agreement, (ii) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from any Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 12.11 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 12.11 will constitute a waiver or release of any claim of the Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XIII. MISCELLANEOUS

Section 13.1 Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, sent by facsimile or delivered as follows:

If to the Borrowers:

Public Storage Operating Company

2811 Internet Boulevard

Frisco, Texas 75034

Attention: Chief Financial Officer and Chief Investment Officer

Facsimile Number: (818) 244-9267

Telephone Number: (818) 244-8080

with a copy to:

Public Storage Operating Company

2811 Internet Boulevard

Frisco, Texas 75034

Attention: Chief Legal Officer

Facsimile Number: (818) 548-9288

Telephone Number: (818) 244-8080

If to the Agent:

Wells Fargo Bank, National Association

333 S. Grand Ave., 9th Floor

Los Angeles, CA 90071

Attention: Nina (Johnnie) Lesch

Email: nina.c.johnnie@wellsfargo.com

Telephone Number: 213-358-7529

If to the Agent under Article II:

Wells Fargo Bank, National Association

Minneapolis Loan Center

600 South 4th Street, 8th Floor

Minneapolis, MN 55415

Attn: Kirby D. Wilson

Email: creloanservicingoperations@wellsfargo.com

If to a Lender:

To such Lender’s address or facsimile number, as applicable, set forth in the applicable Administrative Questionnaire or Assignment and Acceptance Agreement.

If to Wells Fargo, in its capacity as Issuing Bank:

Wells Fargo Bank, National Association

333 S Grand Ave, 9th floor

Los Angeles, CA 90071

Attention: Nina (Johnnie) Lesch

Telephone Number: 213-358-7529

Email Address: nina.c.johnnie@wellsfargo.com

If to Bank of America, N.A., in its capacity as Issuing Bank:

Bank of America, N.A.

1 Fleet Way

Scranton, Pennsylvania 18507

Letter of Credit Coordinators:

Scranton Standby LC

Email: scranton_standby_lc@bofa.com

Facsimile Number: 1-800-755-8743

Telephone Number: 1-800-370-7519

If to JPMorgan Chase Bank, N.A., in its capacity as Issuing Bank:

JPMorgan Chase Bank, N.A.

10420 Highland Manor Dr., 3rd Floor

Tampa, FL 33610

Attention: Standby LC Unit

Telephone Number: 800-364-1969

Facsimile Number: 856-294-5267

Email: GTS.Client.Services@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Loan & Agency Services Group

Telephone Number: +91-80-6790-5186

Facsimile Number: 201-244-3885

Email: na_cpg@jpmorgan.com

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (a) if mailed, when received; (b) if sent by facsimile, when transmitted; or (c) if hand delivered, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent, any Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Agent, any Issuing Bank or any Lender shall incur any liability to the Borrowers (nor shall the Agent incur any liability to the Lenders or the Issuing Banks) for acting upon any telephonic notice referred to in this Agreement which the Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 13.2 Expenses.

The Borrowers agree (a) to pay or reimburse the Agent and the Sustainability Structuring Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of, and any amendment, supplement or modification to, any of the Loan Documents (including reasonable due diligence expense and reasonable travel expenses related to closing), and the arrangement, underwriting, syndication, consummation and administration of the transactions contemplated thereby, including the reasonable and documented fees and disbursements of counsel to the Agent (but excluding any cost of in-house counsel), and expenses of the Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent, the Sustainability Structuring Agent, the Issuing Banks and the Lenders (collectively, the “Lender Parties”) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable and documented fees and disbursements of their respective counsel (but excluding the cost of any in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent, the Sustainability Structuring Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the reasonable fees and disbursements of counsel to the Agent, the Sustainability Structuring Agent, any Issuing Bank and any Lender incurred in connection with the representation of the Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of any Borrower or any other Loan Party, whether proposed by any Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. Notwithstanding the foregoing, the obligation to reimburse the Lender Parties for fees and expenses in connection with the matters described in items (b) and (d) shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Lender Parties and, if reasonably necessary, a single local counsel for the Lender Parties in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lender Parties similarly situated. All amounts payable pursuant to this Section 13.2 shall be due and payable promptly, and in any event within ten (10) Business Days, after receipt of a reasonably detailed invoice therefor.

Section 13.3 Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Issuing Bank, each Lender and each Participant is hereby authorized by each Borrower, at any time or from time to time while an Event of Default exists, without notice to any Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender or a Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Issuing Bank, such Lender or any affiliate of the Agent, such Issuing Bank or such Lender, to or for the credit or the account of any Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.4 Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, THE ISSUING BANKS AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE BORROWER, THE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING (WHETHER IN TORT, CONTRACT, LAW OR EQUITY) COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED IN SECTION 13.1 SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN 30 DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(d) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no Borrower (other than as expressly permitted pursuant to Section 10.5(iii)(B)) may assign or otherwise transfer any of its rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of all Lenders (and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void).

(b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.

(c) Any Lender may at any time grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender; provided, however, that any such participating interest must be for a constant and not a varying percentage interest. Except as otherwise provided in Section 13.3 or this Section 13.5(c), no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers, the Issuing Banks and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by subsection (d) or (f) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). The selling Lender shall notify the Agent and the Borrowers of the sale of any participation hereunder and the terms thereof. The Borrowers agree that each Participant shall be entitled to the benefits of Section 3.11 (subject to the requirements and limitations therein, including the requirements under Section 3.11(g) (it being understood that the documentation required under Section 3.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.5(d); provided that such Participant (x) agrees to be subject to the provisions of Section 5.6 as if it were an assignee pursuant to Section 13.5(d), and (y) shall not be entitled to receive any greater payment under Section 3.11, with respect to any participation, than its participating Lender would have been entitled to receive except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) and, subject to the immediately following clauses (i) and (ii), the Initial Borrower, assign, to one or more Eligible Assignees (each, an “Assignee”) (which, for the avoidance of doubt, shall exclude natural Persons (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) all or a portion of its Commitment and its other rights and obligations under this Agreement and the Notes; provided, however, that (i) the Initial Borrower shall have consented to such assignment (which consent, in each case, shall not be unreasonably withheld or delayed) (it being agreed that the Initial Borrower’s withholding of consent to an assignment which would result in the Borrowers having to pay amounts under Section 3.11 shall be deemed to be reasonable)); provided that the Initial Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; (ii) no such consent by the Initial Borrower shall be required (1) in the case of any assignment to another Lender or any affiliate of such Lender or another Lender or (2) if any Event of Default shall exist pursuant to Section 11.1(a), (e) or (f); (iii) no such consent by the Agent shall be required in the case of any assignment by a Lender to any affiliate of such Lender; (iv) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $10,000,000; and (v) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Agent and the applicable Borrowers shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $4,500.

(e) The Agent shall maintain a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”). The Agent shall give each Lender and the Initial Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Initial Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the initial Borrower.

(f) [Intentionally Omitted].

(g) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security. No such assignment shall release the assigning Lender from its obligations hereunder.

(h) A Lender may furnish any information concerning the Borrowers, any other Loan Party or any of their respective Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 13.8.

(i) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.

(j) Each Lender agrees that, without the prior written consent of the Initial Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(k) Notwithstanding anything to the contrary contained herein, any Lender (for purposes of this subsection, a “Granting Lender”) may grant to a special purpose funding vehicle organized under the laws of the United States of America or any state thereof and affiliated or sponsored by such Granting Lender or one of its affiliates (for the purposes of this subsection, an “SPC”) the option to make, on behalf of such Granting Lender, all or a portion of the Loans which such Granting Lender is obligated or permitted to make (a “Funding Obligation”) hereunder, such option to be exercisable in the sole discretion of the SPC; provided, however, that

(i) such Granting Lender’s obligations under this Agreement and the Loan Documents shall remain unchanged, including without limitation the indemnification obligations of the Granting Lender pursuant to Section 12.7 hereof;

(ii) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of all Funding Obligations;

(iii) the Borrowers, the Lenders and the Agent shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement, and the Agent shall continue to deal solely and directly with the Granting Lender as agent for the SPC with respect to distribution of payment of principal, interest and fees, Notices of Conversion and Continuation and all other matters;

(l) such Granting Lender shall retain the sole right to enforce the obligations of the Borrowers relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provisions of this Agreement;

(i) the granting of such option shall not constitute an assignment to or participation of such SPC of or in the Granting Lender’s Commitment and Obligations owing thereto;

(ii) such SPC shall not become a Lender nor acquire any rights hereunder as a result of the granting of such option;

(iii) such SPC shall not become obligated or committed to make Loans as a result of the granting of such option;

(iv) if such SPC elects not to exercise such option or otherwise fails to make all or any part of any Loan, the Granting Lender shall retain its Funding Obligation and be obligated to make the entire Loan or any portion of such Loan not made by such SPC;

(v) Loans made by an SPC hereunder shall be deemed to satisfy the Funding Obligation and utilize the Commitment of the Granting Lender as if, and to the same extent, such Loans were made by such Granting Lender;

(vi) Each party hereto agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Granting Lender would otherwise be liable so long as, and to the extent, such Loans were made by such Granting Lender; and

(vii) Each party hereto agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.

Section 13.6 Amendments.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by any Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (b), (x) any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Revolving Lenders, and not any other Lenders, may be amended, and the performance or observance by any Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Revolving Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto), and (y) any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Delayed Draw Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by any Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Delayed Draw Term Loan Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto); provided, however, that for clarity, and without limiting the requirements of the immediately following subsection (b), in no event shall the waiver of any Default or Event of Default for any purpose of this Agreement be deemed to require the consent of the Requisite Revolving Lenders or the Requisite Delayed Draw Term Loan Lenders. Notwithstanding anything to the contrary contained in this Section, (1) the Fee Letter may be amended, and the performance or observance by any Loan Party thereunder may be waived, in a writing executed only by the parties thereto, (2) the Agent and PSOP LP shall be permitted to amend this Agreement or any other Loan Document, as applicable, pursuant to a Borrower Merger Amendment, and such Borrower Merger Amendment shall become effective without any further action or consent of any other party to this Agreement, and (3) the Agent, the Initial Borrower and the applicable Qualified Borrower shall be permitted to amend this Agreement or any other Loan Document, as applicable, pursuant to a Qualified Borrower Joinder Agreement, and such Qualified Borrower Joinder Agreement shall become effective without any further action or consent of any other party to this Agreement.

(b) Additional Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i) increase (or reinstate) any Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 6.1 or 6.2 or of any Default or Event of Default is not considered an increase in the Commitments of any Lender);

(ii) except as expressly set forth in Section 2.19 or Section 5.2, reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, that only the written consent of the Requisite Lenders shall be required (x) for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate” and (y) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iii) reduce the amount of any Fees payable to a Lender without the written consent of such Lender; provided, however, that only the written consent of the Requisite Lenders shall be required to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce any fee payable hereunder;

(iv) modify the definition of the term “Pro Rata Share” without the written consent of each Lender;

(v) modify the definitions of “Original Revolving Termination Date”, “Revolving Termination Date” or “Revolving Commitment Percentage”, or clause (a) of the definition of “Termination Date” (except, in each case as applicable, in accordance with Section 2.14), otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Issuing Banks or the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Termination Date, or, with respect to any Extended Letter of Credit, further extend the expiration date of such Extended Letter of Credit or modify any provision of Sections 2.4(b) or 2.16 regarding Cash Collateral for such Extended Letters of Credit or release any Cash Collateral provided pursuant to Sections 2.4(b) or 2.16 except in accordance with Section 11.6, in each case, without the consent of each Issuing Bank and/or Revolving Lender directly affected thereby;

(vi) modify the definitions of “Delayed Draw Term Loan Maturity Date”, “Delayed Draw Term Loan Availability Period”, or “Delayed Draw Term Loan Commitment Percentage” or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, the Delayed Draw Term Loan or for the payment of Fees or any other Obligations owing to the Delayed Draw Term Loan Lenders, in each case, without the written consent of each Delayed Draw Term Loan Lender;

(vii) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;

(viii) modify the definition of the term “Requisite Revolving Lenders” or modify in any other manner the number or percentage of the Revolving Lenders required to make any determinations or waive any rights hereunder or to modify this clause (viii) without the written consent of each Revolving Lender;

(ix) modify the definition of the term “Requisite Delayed Draw Term Loan Lenders” or modify in any other manner the number or percentage of the Delayed Draw Term Loan Lenders required to make any determinations or waive any rights hereunder or to modify this clause (ix) without the written consent of each Delayed Draw Term Loan Lender;

(x) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(xi) amend, or waive the Borrowers’ compliance with, Section 2.18 without the written consent of each Lender;

(xii) amend Section 2.19, this clause (xii) or any other provisions affecting the Sustainability Structuring Agent without the written consent of the Sustainability Structuring Agent. The Sustainability Structuring Agent is an intended third-party beneficiary of, and entitled to enforce on its behalf, the provisions of Section 2.19, this clause (xii) and each other provision herein affecting the Sustainability Structuring Agent (or, in each case, the defined terms used therein);

(xiii) modify Section 3.2, Section 3.3, Section 11.5 or any other provision hereof, in each case, in a manner that would have the effect of altering the ratable reduction of commitments, pro rata payments or the pro rata sharing of payments otherwise required hereunder, in each case, without the written consent of each Lender directly affected thereby; or

(xiv) release the Guarantor from its obligations under the Parent Guaranty without the written consent of each Lender.

(c) Amendment of Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.4 or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of each Issuing Bank. The Agent may, without the consent of any other party to this Agreement or any other Loan Document, make amendments or modifications to this Agreement or any of the other Loan Documents to effect Conforming Changes in connection with the implementation of a Benchmark Replacement or to otherwise effectuate the terms of Section 5.2(b) in accordance with the terms of Section 5.2(b). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by any Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

(d) Technical Amendments. Notwithstanding anything to the contrary in this Section 13.6, if the Agent and the Initial Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Agent and the Initial Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

(e) Additional Term Loans. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with only the written consent of Agent and the Borrowers (a) to provide for the making of Additional Term Loans as contemplated by Section 2.17 and to permit the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans, any other Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such Additional Term Loans in any determination of the Requisite Lenders. Furthermore, this Agreement may be amended to extend any Commitments and/or Term Loans outstanding pursuant to clause (f) of this Section 13.6 below.

(f) Amend and Extend Transactions.

(i) Without limiting Section 2.14, the Initial Borrower may, by written notice to the Agent from time to time, request an extension (each, an “Extension”) of the Latest Revolving Termination Date or the maturity date of any other Class of Loans or Commitments or Term Loans, in each case, to the extended maturity date specified in such notice. Such notice shall (A) set forth the amount of the applicable Class of Commitments and/or Term Loans that will be subject to the Extension (which shall be in a minimum amount of $200,000,000 and minimum increments of $25,000,000 in excess thereof (or such other amounts as may be acceptable to the Borrowers and the Agent)), (B) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Agent shall agree in its sole discretion)) and (C) identify the relevant Class of Commitments and/or Term Loans to which such Extension relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Agent and the Borrowers. If the aggregate principal amount of Commitments or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments or Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Commitments or Term Loans, as applicable, of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(ii) The following shall be conditions precedent to the effectiveness of any Extension: (A) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (B) the representations and warranties set forth in Section 7.1 and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the effective date of such Extension except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder, (C) the Issuing Banks shall have consented to any Extension of the Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit at any time during the extended period and (D) the terms of such Extended Commitments and Extended Term Loans shall comply with sub clause (iii) of this Section 13.6(f). Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Commitments or Loans of any Lender be extended pursuant to this Section 13.6(f) unless such Lender affirmatively accepts in writing the applicable Extension Offer, it being understood and agreed that a failure by a Lender to respond to any such Extension Offer shall be deemed to be a rejection by such Lender of such Extension Offer.

(iii) The terms of each Extension shall be determined by the Borrowers and the applicable extending Lenders and set forth in an Extension Amendment; provided that (A) the final maturity date of any Extended Commitment or Extended Term Loan shall be no earlier than the latest Termination Date then in effect for any Class of Loans, (B) (x) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Commitments and (y) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of any existing Term Loans, (C) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the existing Term Loans, and the borrower and guarantors of the Extended Commitments or Extended Term Loans, as applicable, shall be the same as the Borrowers and Guarantors with respect to the existing Revolving Loans or Term Loans, as applicable, (D) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Commitment (and the Extended Revolving Loans thereunder) and Extended Term Loans shall be determined by the Borrowers and the applicable extending Lenders, (E) (x) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans and (y) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the other Revolving Loans or Commitments (other than upon the maturity of the non-extended Revolving Loans and Commitments), and (F) the terms of the Extended Commitments or Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in sub-clauses (A) through (E) above).

(iv) In connection with any Extension, the Borrowers, the Agent and each applicable extending Lender shall execute and deliver to the Agent an Extension Amendment and such other documentation as the Agent shall reasonably specify to evidence the Extension. The Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrowers, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments or Extended Term Loans as a new Class or tranche of Commitments or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrowers in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this Section 13.6(f).

(g) Qualified Borrowers. So long as no Event of Default shall have occurred and be continuing, the Initial Borrower may designate from time to time any foreign or domestic Subsidiary of the Initial Borrower (x) of which the Initial Borrower, directly or indirectly, is the sole general partner or managing member, and (y) the indebtedness of which entity can be guaranteed by the Initial Borrower without violation of the Initial Borrower’s organizational documents, as an additional Borrower under this Agreement and the other Loan Documents (any such Subsidiary so designated, a “Qualified Borrower”) subject to the following conditions precedent: (i) Initial Borrower shall have delivered thirty (30) days (or such lesser period as may be agreed by the Agent) prior notice of such designation to the Agent, with such notice to contain the legal name, primary business address and taxpayer identification number of such proposed Qualified Borrower, (ii) delivery to Agent by such Qualified Borrower of (A) a joinder agreement in form and substance reasonably acceptable to the Agent (a “Qualified Borrower Joinder Agreement”), duly executed by such Qualified Borrower (which Qualified Borrower Joinder Agreement in the case of a Qualified Borrower organized in a foreign jurisdiction may supplement or modify provisions of this Agreement as mutually agreed between, and deemed prudent by, Agent and Initial Borrower to address any requirements of Applicable Law in such foreign jurisdiction), (B) such customary organizational agreements, resolutions, consents, and other documents and instruments as the Agent may reasonably require, (C) an agreement and acknowledgment by each Loan Party with respect to the designation of such Qualified Borrower, in form and substance reasonably acceptable to the Agent, and (D) all such documentation and other information that the Agent (or a Lender through the Agent) reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation with respect to such Qualified Borrower (including, for the avoidance of doubt (and without limiting the foregoing), in the case of any Subsidiary proposed by the Initial Borrower to be a Qualified Borrower hereunder that is organized in Australia, clearance by applicable requesting Lenders of “know your customer” rules and regulations applicable in such jurisdiction), (iii) delivery to the Agent of one or more opinions of counsel for the Qualified Borrower in form and substance reasonably acceptable to the Agent with respect to the matters contemplated by the Initial Borrower legal opinion delivered to Agent on or about the Effective Date, and (iv) in the case of any Subsidiary proposed by the Initial Borrower to be a Qualified Borrower hereunder that is organized in a jurisdiction other than the United States or an Approved Jurisdiction, the Agent shall have received the consent of each Revolving Lender to the designation of such Subsidiary as a Qualified Borrower (the foregoing subclauses (i) through (iv), collectively, the “Qualified Borrower Joinder Conditions”, and the date on which all such Qualified Borrower Joinder Conditions are satisfied as to such Qualified Borrower, the “Qualified Borrower Joinder Effective Date”). So long as no Event of Default has occurred and is continuing on the Qualified Borrower Joinder Effective Date, upon satisfaction of each of the Qualified Borrower Joinder Conditions, the applicable Qualified Borrower shall, for all purposes of this Agreement and the other Loan Documents, be a Borrower, a Loan Party and a party to this Agreement, and each reference to “Borrower”, “Loan Party” or “Loan Parties” in this Agreement and the other Loan Documents shall be deemed to include each Qualified Borrower (but, for the avoidance of doubt, no reference to “Initial Borrower” shall be deemed to include any Qualified Borrower).

Section 13.7 Nonliability of Agent and Lenders.

The relationship between the Borrowers, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. None of the Agent, the Issuing Banks or any Lender shall have any fiduciary responsibilities to the Borrowers and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent, any Issuing Bank or any Lender to any Lender, any other Issuing Bank, any Borrower, any Subsidiary or any other Loan Party. None of the Agent, any Issuing Bank or any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations. Each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their Affiliates, and none of the Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship.

Section 13.8 Confidentiality.

The Agent, each Issuing Bank and each Lender shall not disclose to any Person and shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations; provided that the disclosure of any such Information under clauses (i) or (ii) of this Section to such Persons shall be made subject to the acknowledgement and acceptance by any such Person that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Initial Borrower and such disclosing Person, including, without limitation, as agreed in any confidential information memorandum or other marketing materials); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law (in which case (other than in the case of requests from regulatory authorities), such Person shall, to the extent permitted by law, inform you promptly in advance thereof); (d) to the Agent’s, such Issuing Banks’ or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information and are or have been advised of their obligation to keep information of this type confidential); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Agent, any Issuing Bank, any Lender or any Affiliate of the Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower or any Affiliate of any Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; (j) with the consent of the Initial Borrower; (k) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement; and (l) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder. Notwithstanding the foregoing, the Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrowers or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrowers, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers, any other Loan Party, any other Subsidiary or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any Person.

Section 13.9 Indemnification.

(a) The Borrowers shall indemnify the Agent (and any sub-agent thereof), each Issuing Bank, each Lender, the Sustainability Structuring Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including inter-party claims) (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including any Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to any Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Agent, any Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable and documented out-of-pocket attorneys and consultant’s fees (in any case, limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to such Indemnified Parties and, if reasonably necessary, a single local counsel for the Indemnified Parties in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated); provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the bad faith, gross negligence or willful misconduct of such Indemnified Party or (2) the material breach of such Indemnified Party’s obligations hereunder when no Loan Party has breached its obligations hereunder in any material respect, or (B) arise from any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) relating to whether the conditions to any Credit Event have been satisfied, (2) with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender, (3) against the Agent or any other Titled Agent in their respective capacities as such, and (4) directly resulting from any act or omission on part of any Borrower, any other Loan Party or any other Subsidiary). This Section 13.9(a) shall not apply with respect to Taxes addressed in Section 3.11 or yield maintenance obligations described in Section 5.1 and Section 5.4.

(b) If and to the extent that the obligations of the Borrowers under this Section are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c) The Borrowers’ obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10 Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.12, 5.1, 5.4, 12.7, 13.2 and 13.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement. Upon the Borrowers’ request, the Agent agrees to deliver to the Borrowers, at the Borrowers’ sole cost and expense, written confirmation of the foregoing termination.

Section 13.11 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.12 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13 Counterparts; Electronic Execution.

(a) This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

(b) The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided that, without limiting the foregoing, (i) to the extent the Agent has agreed to accept such Electronic Signature from any party hereto, the Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 13.14 Obligations with Respect to Loan Parties.

The obligations of the Initial Borrower or any other Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Initial Borrower or such other Borrower may have that the Initial Borrower or such other Borrower does not control such Loan Parties.

Section 13.15 [Intentionally Omitted].

Section 13.16 Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17 Limitation of Liability.

None of the Agent (and any sub-agent thereof), the Issuing Banks, the Lenders, the Sustainability Structuring Agent and each Related Party of any of the foregoing Persons, nor any affiliate, officer, director, employee, attorney, or agent of any of the foregoing Persons, shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 13.18 Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency.

Section 13.19 Construction.

The Agent, the Borrowers, each Issuing Bank and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Issuing Banks, the Borrowers and each Lender.

Section 13.20 [Intentionally Omitted].

Section 13.21 Acknowledgement and Consent to Bail-in of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.22 Patriot Act.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Lender hereunder may from time to time request, and the Borrowers shall provide to such Lender, each Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Section 13.23 Effect of Existing Credit Agreement.

(a) Existing Credit Agreement. Upon satisfaction of the conditions precedent set forth in Sections 6.1 and 6.2 of this Agreement, this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded by this Agreement in all respects, in each case, on a prospective basis only.

(b) AMENDMENT AND RESTATEMENT; NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

Section 13.24 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 13.25 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the applicable Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from the applicable Borrower in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such Currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under Applicable Law).

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

PUBLIC STORAGE OPERATING COMPANY

By:	/s/ Joseph D. Fisher
Name: Joseph D. Fisher
Title: President and Chief Financial Officer

[Signature Page to Fourth Amended and Restated Credit Agreement (Public Storage Operating Company)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Agent, as an Issuing Bank and as a Lender

By:	/s/ Cristina Johnnie
Name: Cristina Johnnie
Title: Executive Director

[Signature Page to Fourth Amended and Restated Credit Agreement (Public Storage Operating Company)]

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, AMONG PUBLIC STORAGE OPERATING COMPANY, EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A., as an Issuing Bank and as a Lender

By:	/s/ Helen Chan
Name: Helen Chan
Title: Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement (Public Storage Operating Company)]

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, AMONG PUBLIC STORAGE OPERATING COMPANY, EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and as a Lender

By:	/s/ David Glenn
Name: David Glenn
Title: Authorized Signatory

[Signature Page to Fourth Amended and Restated Credit Agreement (Public Storage Operating Company)]

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, AMONG PUBLIC STORAGE OPERATING COMPANY, EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

The Huntington National Bank, as a Lender

By:	/s/ Joshua Arundel
Name: Joshua Arundel
Title: Senior Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement (Public Storage Operating Company)]

PNC Bank, National Association, as a Lender

By:	/s/ David C. Drouillard
Name: David C. Drouillard
Title: Senior Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement (Public Storage Operating Company)]

TD Bank, N.A., as a Lender

By:	/s/ George Skoufis
Name: George Skoufis
Title: Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement (Public Storage Operating Company)]

Citibank, N.A., as a Lender

By:	/s/ Scott Dunlevie
Name: Scott Dunlevie
Title: Authorized Signatory

[Signature Page to Fourth Amended and Restated Credit Agreement (Public Storage Operating Company)]

U.S. Bank National Association, as a Lender

By:	/s/ Travis H. Myers
Name: Travis H. Myers
Title: Senior Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement (Public Storage Operating Company)]

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, AMONG PUBLIC STORAGE OPERATING COMPANY, EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Andrew B. Vernon
Name: Andrew B. Vernon
Title: Authorized Signatory

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, AMONG PUBLIC STORAGE OPERATING COMPANY, EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

The Bank of Nova Scotia, as a Lender

By:	/s/ Chelsea McCune
Name: Chelsea McCune
Title: Director

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, AMONG PUBLIC STORAGE OPERATING COMPANY, EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: ROYAL BANK OF CANADA, as a Lender

By:	/s/ William Behuniak
Name: William Behuniak
Title: Authorized Signatory

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, AMONG PUBLIC STORAGE OPERATING COMPANY, EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: Sumitomo Mitsui Banking Corporation as a Lender

By:	/s/ Irlen Mak
Name: Irlen Mak
Title: Executive Director

Name of Institution: BNP PARIBAS, as a Lender

By:	/s/ James Goodall
Name: James Goodall
Title: Managing Director

By:	/s/ Kyle Fitzpatrick
Name: Kyle Fitzpatrick
Title: Director

SCHEDULE I

Commitments

Lender	Revolving Commitment Amount	Delayed Draw Term Loan Commitment Amount
Wells Fargo Bank, N.A.	$243,000,000.00	$42,000,000.00
JPMorgan Chase Bank, N.A.	$243,000,000.00	$42,000,000.00
Bank of America, N.A.	$243,000,000.00	$42,000,000.00
The Bank of Nova Scotia	$220,000,000.00	$37,500,000.00
BNP Paribas	$220,000,000.00	$37,500,000.00
Sumitomo Mitsui Banking Corporation	$220,000,000.00	$37,500,000.00
PNC Bank, National Association	$220,000,000.00	$37,500,000.00
Goldman Sachs Bank USA	$220,000,000.00	$37,500,000.00
Morgan Stanley Bank, N.A.	$220,000,000.00	$37,500,000.00
TD Bank, N.A.	$199,000,000.00	$31,000,000.00
Royal Bank of Canada	$199,000,000.00	$31,000,000.00
The Huntington National Bank	$199,000,000.00	$31,000,000.00
US Bank National Association	$199,000,000.00	$31,000,000.00
Citibank, N.A.	$155,000,000.00	$25,000,000.00

Total	$3,000,000,000.00	$500,000,000